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                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE
                               NASHVILLE DIVISION

IN RE:                                  )
                                        )       CASE NO. 02-08915
AMERICAN HOMEPATIENT, INC.,             )       JOINTLY ADMINISTERED
ET AL.,                                 )       CHAPTER 11
               DEBTORS.                 )

                     FIRST AMENDED DISCLOSURE STATEMENT FOR
                        THE SECOND AMENDED JOINT PLAN OF
                     REORGANIZATION PROPOSED BY THE DEBTORS
                 AND THE OFFICIAL UNSECURED CREDITORS COMMITTEE
                           (DATED: FEBRUARY 26, 2003)

                                         Frank J. Wright
                                         C. Ashley Ellis
                                         HANCE SCARBOROUGH WRIGHT
                                           GINSBERG & BRUSILOW, LLP
                                         600 Signature Place
                                         14755 Preston Road
                                         Dallas, TX  75254

                                         and

                                         Robert J. Mendes
                                         Robert J. Gonzales
                                         MENDES & GONZALES, PLLC
                                         120 30th Avenue North, Suite 1000
                                         Nashville, TN 37203

                                         ATTORNEYS FOR THE DEBTORS


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                                TABLE OF CONTENTS

ARTICLE I.  INTRODUCTION........................................................................................................1
ARTICLE II.  PURPOSE OF CHAPTER 11..............................................................................................4
ARTICLE III.  DESCRIPTION OF THE COMPANY'S BUSINESS.............................................................................5
     A.      Summary............................................................................................................5
     B.      Structure of the Company...........................................................................................5
     C.      Officers and Directors of American HomePatient.....................................................................7
     D.      Prepetition Information:  Historical Perspective on the Industry..................................................10
     E.      Company's Business................................................................................................12
             1.    Services and Products.......................................................................................12
             2.    Operations..................................................................................................15
             3.    Joint Ventures..............................................................................................16
     F.      Historical Revenues and Collections...............................................................................17
     G.      Sales and Marketing...............................................................................................19
     H.      Supplies and Equipment............................................................................................20
     I.      Insurance.........................................................................................................20
     J.      Employees.........................................................................................................21
     K.      Government Regulation.............................................................................................21
ARTICLE IV:  FACTORS PRECIPITATING CHAPTER 11 CASES............................................................................23
ARTICLE V.  ASSETS OF AMERICAN HOMEPATIENT.....................................................................................25
     A.      Cash..............................................................................................................25
     B.      Inventory.........................................................................................................25
     C.      Trademarks........................................................................................................25
     D.      Receivables.......................................................................................................25
     E.      Real Property.....................................................................................................26
     F.      Machinery, Fixtures and Equipment.................................................................................26
     G.      Leasehold Improvements............................................................................................26
     H.      Equity Ownership in Joint Ventures................................................................................26
     I.      Deposits..........................................................................................................26
     J.      Split Dollar Life Insurance Receivables...........................................................................27
     K.      Goodwill..........................................................................................................27
     L.      Net Operating Loss Carryforward...................................................................................28
     M.      State Income and Franchise Tax Refunds............................................................................28
     N.      Executory Contracts and Leases....................................................................................28
     O.      Litigation Claims.................................................................................................29
ARTICLE VI.  LIABILITIES OF THE DEBTORS........................................................................................30
     A.      Administrative Expenses...........................................................................................30
             1.    Fees to the United States Trustee...........................................................................30
             2.    Ordinary Course Expenses....................................................................................30
             3.    Payments to Professionals...................................................................................31
     B.      Secured Claims....................................................................................................31
             1.    Secured Claim of the Lenders................................................................................31
             2.    Secured Claim of Bank of America Leasing....................................................................33


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
             3.    Secured Claim of Bankers Trust Company: Letters of Credit...................................................33
             4.    Other Secured Claims........................................................................................33
     C.      Priority Claims...................................................................................................34
     D.      Unsecured Claims..................................................................................................34
             1.    The Company's 20 Largest Unsecured Creditors................................................................35
             2.    The Lenders' Unsecured Deficiency Claim.....................................................................35
             3.    Claim of the United States Department of Justice............................................................35
             4.    Pending Litigation Claims Against the Company...............................................................36
ARTICLE VII.  PROGRESS OF THE CHAPTER 11 CASES.................................................................................37
     A.      Cash Collateral...................................................................................................38
     B.      Employee Matters..................................................................................................39
     C.      Key Employee Retention Plan.......................................................................................39
     D.      Utilities.........................................................................................................39
     E.      Appointment of The Unsecured Creditors Committee..................................................................39
ARTICLE VIII.  FINANCIAL INFORMATION AND FUTURE OPERATIONS.....................................................................40
     A.      Historical Financial Information: Company's Results of Operations.................................................40
     B.      Post-Petition Financial Information: Results of Business Operations...............................................42
     C.      Future Operations of the Reorganized Debtors......................................................................43
             1.    The Future of the Market....................................................................................43
             2.    Strategic Goals & Objectives................................................................................44
             3.    Revenue Growth..............................................................................................44
             4.    Improved EBITDA Margins.....................................................................................44
ARTICLE IX.  CONFIRMATION OF THE JOINT PLAN....................................................................................45
     A.      Substantive Consolidation of the Debtors..........................................................................45
     B.      Summary of Certain Provisions of the Plan.........................................................................47
             1.    Unclassified Claims.........................................................................................47
                   (a)    General Allowed Administrative Claims................................................................47
                   (b)    Fee Claims of Professionals..........................................................................48
                   (c)    Administrative Tax Claims............................................................................48
                   (d)    Payment of Fees to U.S. Trustee......................................................................48
                   (e)    Priority Tax Claims..................................................................................48
             2.    Classified Claims...........................................................................................49
                   (a)    Class 1 -- Other Priority Claims.....................................................................49
                   (b)    Class 2 -- Secured Claims of Lenders.................................................................49
                   (c)    Class 3 -- Secured Tax Claims........................................................................50
                   (d)    Class 4 -- Other Secured Claims......................................................................50
                   (e)    Class 5 -- Unsecured Claims of Lenders...............................................................51
                   (f)    Class 6 -- Claim of the United States Department of Justice..........................................52
                   (g)    Class 7 -- Administrative Convenience................................................................52
                   (h)    Class 8 -- General Unsecured Claims..................................................................52
                   (i)    Class 9 -- Record Holders of Interests in AHP Common Stock...........................................53
     C.      Means For Implementation Of The Plan..............................................................................53
     D.      Acceptance and Confirmation of the Plan...........................................................................53
             1.    Requirements for Confirmation...............................................................................53
             2.    The Plan Meets All of the Requirements for Confirmation.....................................................55
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
ARTICLE X.  CERTAIN RISK FACTORS...............................................................................................56
     A.      Factors Relating to Chapter 11 and the Plan.......................................................................56
             1.    Insufficient Acceptances....................................................................................56
             2.    Business Risks..............................................................................................56
             3.    Substantial Leverage........................................................................................57
     B.      Lenders' Contentions and Debtors' Response........................................................................58
             1.    Lenders' Contentions........................................................................................58
             2.    Debtors' Response to the Lenders' Contentions...............................................................59
ARTICLE XI.  ALTERNATIVES TO THE PLAN..........................................................................................59
     A.      Analysis of Liquidation under Chapter 7...........................................................................60
     B.      Alternatives under Chapter 11.....................................................................................61
ARTICLE XII.  VOTING PROCEDURES................................................................................................62
     A.      Classes Entitled to Vote on the Plan..............................................................................62
     B.      Persons Entitled to Vote on the Plan..............................................................................62
     C.      Vote Required for Class Acceptance................................................................................62
     D.      Voting Instructions...............................................................................................63
             1.    Ballots and Voting..........................................................................................63
             2.    Returning Ballots and Voting Deadline.......................................................................64
             3.    Incomplete or Irregular Ballots.............................................................................64
             4.    Changing Votes..............................................................................................64
     E.      Contested and Unliquidated Claims.................................................................................64
     F.      Possible Reclassification of Creditors and Interest Holders.......................................................65
ARTICLE XIII.  APPLICATION OF ss. 1129(b)......................................................................................65
     A.      Request for Relief under ss. 1129(b)..............................................................................65
     B.      The Plan is Confirmable Under ss. 1129(b) of the Bankruptcy Code..................................................66
             1.    The Plan Meets the "Best Interest of Creditors" Test........................................................66
             2.    The Plan is Feasible........................................................................................66
             3.    The Plan Meets the Cramdown Standard With Respect to Any Impaired Class of Claims Rejecting the Plan........67
ARTICLE XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..............................................................67
ARTICLE XV.  RECOMMENDATION OF THE COMPANY.....................................................................................67


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                             ARTICLE I. INTRODUCTION

         This Disclosure Statement (the "DISCLOSURE STATEMENT") is being furnished by the Debtors to the holders of Claims against and Interests in the Debtors pursuant to Section 1125 of the United States Bankruptcy Code. The Disclosure Statement is being furnished solely by the Debtors in connection with the solicitation of acceptances of a plan of reorganization that is being jointly proposed by the Debtors and the Official Unsecured Creditors Committee (the "Committee"). The jointly proposed plan is entitled the Second Amended Plan of Reorganization Proposed by the Debtors and the Official Unsecured Creditors Committee (the "Plan"). The Debtors and the Committee may be referred to together as the "PLAN PROPONENTS". While the Committee is one of the Plan Proponents, it is not jointly furnishing this Disclosure Statement.

         The Plan has been filed under Chapter 11 ("CHAPTER 11") of Title 11 of the United States Code (the "BANKRUPTCY CODE"). Capitalized terms used in this Disclosure Statement and not defined herein shall have their respective meanings set forth in the Plan or, if not defined in the Plan, as defined in the Bankruptcy Code.

         On January 2, 2003, the Plan Proponents filed the Plan and the Company filed the Disclosure Statement. The purpose of this Disclosure Statement is to enable those persons whose Claims against and Interests in the Debtors are Impaired and who are entitled to vote under the Plan to make an informed decision with respect to the Plan before exercising their rights to vote to accept or reject the Plan. On January 8, 2003, after notice and a hearing, this Disclosure Statement was approved by the Bankruptcy Court as containing information, of a kind and in sufficient detail, to enable persons whose votes are being solicited to make an informed judgment with respect to acceptance or rejection of the Plan. A copy of the Bankruptcy Court's order approving this Disclosure Statement and establishing procedures for voting on the Plan (the "DISCLOSURE STATEMENT ORDER") is included in the packet of information transmitted with this Disclosure Statement. The Bankruptcy Court's approval of this Disclosure Statement does not constitute either a guarantee of the accuracy or completeness of the information contained herein or an endorsement of any of the information contained in this Disclosure Statement or the Plan.

         Holders of Claims and Interests should read this Disclosure Statement and the Plan in their entirety before voting on the Plan. No solicitation of votes with respect to the Plan may be made except pursuant to this Disclosure Statement. No statement or information concerning the Company (particularly as to results of operations or financial condition, or with respect to distributions to be made under the Plan) or any of the respective assets, properties or businesses of the Company that is given for the purpose of soliciting acceptances or rejections of the Plan is authorized, other than as set forth in this Disclosure Statement. In the event of any inconsistencies between the provisions of the Plan and this Disclosure Statement, the provisions of the Plan shall control. A TRUE AND CORRECT COPY OF THE PLAN IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT "A."

         After carefully reviewing this Disclosure Statement and all exhibits and schedules attached hereto, please indicate your acceptance or rejection of the Plan by voting in favor of or against the


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Plan on the enclosed Ballot. Then, except as provided below, RETURN THE BALLOT
TO WACHOVIA INFORMATION CONSULTING GROUP (THE "TABULATION AGENT") AT 210 N. RIDGECREST AVE., STE. 100, JACKSONVILLE, FL 32259 IN THE ENCLOSED, POSTAGE-PAID, RETURN ENVELOPE IN SUFFICIENT TIME TO BE RECEIVED NO LATER THAN 4:00 P.M., CENTRAL STANDARD TIME, ON APRIL 11, 2003 (THE "VOTING DEADLINE"). ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED UNLESS ORDERED BY THE BANKRUPTCY COURT.

THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT AND ANY PLAN ULTIMATELY CONFIRMED BY THE COURT MAY BE DIFFERENT FROM THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT IN CERTAIN MATERIAL RESPECTS. HOWEVER, THE PLAN PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ALL CLAIMANTS OF THE DEBTORS AND, CONSEQUENTLY, THE PLAN PROPONENTS URGE ALL CLAIMANTS TO VOTE TO ACCEPT THE PLAN.

         It is important that you cast your Ballot so that it will be received before the Voting Deadline. Ballots that are received after the Voting Deadline may not be used in connection with the Plan Proponents' request for Confirmation of the Plan or any modification thereof, except to the extent allowed by the Bankruptcy Court. See "Voting Ballots and Voting Deadline."

         This Disclosure Statement has been compiled by the Company to accompany the Plan based upon information provided by the Company. The factual statements, projections, financial information, and other information contained in this Disclosure Statement have been taken from documents prepared by the Company, including American HomePatient's Forms 10-K publicly filed with the Securities & Exchange Commission for the fiscal years ended December 31, 2000 and 2001, the Company's unaudited Schedules and Statements of Financial Affairs, the Debtors' Monthly Operating Reports, pleadings filed in the Bankruptcy Cases, and information obtained in the Bankruptcy Cases. The Committee has not been involved in preparation of the Disclosure Statement and has relied upon the Company and its professionals regarding the inclusion of information in this Disclosure Statement, and therefore, while the Committee believes that the Disclosure Statement contains adequate information, the Committee makes no representations or warranties to the correctness or accuracy thereof. Any information provided in the Disclosure Statement should not be relied upon unless such information has been independently verified. Nothing contained in this Disclosure Statement shall have any preclusive effect against the Debtors (whether by waiver, admission, estoppel or otherwise) in any cause or proceeding which may exist or occur in the future.

         This Disclosure Statement shall not be construed or deemed to constitute an acceptance of fact or an admission by the Debtors regarding any of the statements made herein, and all rights and remedies of the Debtors are expressly reserved in this regard. This Disclosure Statement contains statements which constitute the Company's or other third parties' views of certain facts. All such disclosures should be read as assertions of such parties. To the extent any paragraph does not contain an express reference that it constitutes an assertion of a particular party, it should be read as an assertion of the party indicated by the context and meaning of such paragraph.

         The statements contained in this Disclosure Statement are made as of the Petition Date hereof unless another time is specified herein, and neither delivery of this Disclosure Statement nor any exercise of rights granted in connection with the Plan shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Disclosure Statement. Certain of the information contained in this Disclosure Statement, by its nature, is forward looking, contains estimates and assumptions that may prove to be inaccurate, and contains projections that may prove to be wrong, or that may be materially different from actual future results. Each Claimant should verify independently and consult its individual attorneys and accountants as to the effect of the Plan on such individual Claimant or Interest holder.

         IT IS OF THE UTMOST IMPORTANCE TO THE PLAN PROPONENTS THAT YOU VOTE PROMPTLY TO ACCEPT OR REJECT THE PLAN BY COMPLETING AND SIGNING THE BALLOT ENCLOSED HEREWITH AND RETURNING IT TO THE TABULATION AGENT AT THE ADDRESS SET FORTH IN THE BALLOT INSTRUCTIONS THAT ACCOMPANY SUCH BALLOT. SHOULD YOU HAVE ANY QUESTIONS REGARDING THE VOTING PROCEDURES, YOUR BALLOT, OR THE BALLOT INSTRUCTIONS, OR IF YOUR BALLOT IS DAMAGED OR LOST, CONTACT COUNSEL FOR THE DEBTORS AT THE FOLLOWING ADDRESS:

                                 Frank J. Wright
                                 C. Ashley Ellis
                            HANCE SCARBOROUGH WRIGHT
                            GINSBERG & BRUSILOW, LLP
                               600 Signature Place
                               14755 Preston Road
                                Dallas, TX 75254
                                 (972) 788-1600
                              (972) 702-0662 (fax)

         The Disclosure Statement Order fixes April 23, 2003, at 9:00 a.m., Central Standard Time, before the Honorable George Paine, United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division, 207 Customs House, 701 Broadway, Nashville, Tennessee 37203, as the date, time, and place for the hearing on Confirmation of the Plan, and fixes April 11, 2003, as the date by which all objections to Confirmation of the Plan must be Filed with the Bankruptcy Court and received by counsel for the Debtors and certain other persons identified in the Disclosure Statement Order. The Plan Proponents will request Confirmation of the Plan at the Confirmation Hearing.

         As used herein, the terms "AMERICAN HOMEPATIENT," the "COMPANY," "AHP," and the "DEBTORS" are used interchangeably to mean one or more of the 25 jointly administered Debtors and their affiliates. The individual Debtor entities are American HomePatient, Inc., a Delaware corporation, American HomePatient, Inc., a Tennessee corporation, Designated Companies, Inc.,


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AHP Finance, Inc., American HomePatient of New York, Inc., National Medical
Systems, Inc., Sound Medical Equipment, Inc., The National Medical Rentals, Inc., National I.V., Inc., American HomePatient of Arkansas, Inc., American HomePatient of Nevada, Inc., Volunteer Medical Oxygen & Hospital Equipment Company, Inc., Allegheny Respiratory Associates, Inc., American HomePatient of Illinois, Inc., American HomePatient of Texas, L.P., AHP, L.P., AHP Home Medical Equipment Partnership of Texas, Colorado Home Medical Equipment Alliance, LLC, Northeast Pennsylvania Alliance, LLC, Northwest Washington Alliance, LLC, AHP Home Care Alliance of Tennessee, AHP Alliance of Columbia, AHP Knoxville Partnership, AHP Home Care Alliance of Gainesville, AHP Home Care Alliance of Virginia, the debtors and debtors-in-possession in these cases.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                        ARTICLE II. PURPOSE OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Formulation of a plan of reorganization is the principal purpose of Chapter 11. A plan of reorganization is the vehicle for satisfying the holders of claims against and equity interests in a debtor. The commencement of a Chapter 11 case creates an "estate" comprised of all the legal and equitable interests of the debtor. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may remain in possession of its property and continue to operate its business as a "debtor in possession." These jointly administered Chapter 11 bankruptcy cases (the "BANKRUPTCY CASES") were commenced with the filing of voluntary petitions under Chapter 11 of the Bankruptcy Code by the Company on July 31, 2002 in the United States Bankruptcy Court, Middle District of Tennessee, Nashville Division (the "BANKRUPTCY COURT"). Since the filing of the Bankruptcy Cases, the Debtors have been authorized to operate and manage their business as debtors in possession.

               ARTICLE III. DESCRIPTION OF THE COMPANY'S BUSINESS

A.       SUMMARY

         American HomePatient provides home health care services and products consisting primarily of respiratory and infusion therapies and the rental and sale of home medical equipment and home health care supplies. These services and products are paid for primarily by Medicare, Medicaid and other third-party payors. The Company provides these services to patients primarily in the home through 285 centers in 35 states. The Company's centers are regionally located in order to penetrate those markets in which it can be a cost-effective provider of comprehensive home health care services to managed care and other third-party payors. The Company's objective is to be a leading provider of home health care products and services in the markets in which it operates.

B.       STRUCTURE OF THE COMPANY

         American HomePatient was formed as a Delaware corporation in 1991. The Company has 29 direct and indirect wholly owned subsidiaries of which 24 are Debtors in these cases. Certain non-debtor subsidiaries of American HomePatient own interests in joint ventures with entities that are not affiliates of the Debtors. All of the Company's operations are conducted by the Company, its subsidiaries, and its joint ventures. The Company's financial reporting is done on a consolidated basis, and the Company files federal tax returns on a consolidated basis. For tax filing purposes, all entities owned at least 80% are included in the group of companies for which consolidated federal tax returns are filed. While no partnerships are directly included, the equity earnings of those partnerships are included in the Company's consolidated financial reporting. Single member LLC's are not separately disclosed, but their earnings and balance sheet items are included as part of their corporate owners' financials and are thus included in the Company's consolidated financial reporting. The business address for each of the Debtors is 5200 Maryland Way, Brentwood, Tennessee 37027.

         The Company's current separate legal entity structure is generally the result of prior acquisition activity. In recent years, the Company has steadily merged the subsidiaries into their respective parent companies (generally AHP-Delaware or AHP-Tennessee). In general, the currently remaining subsidiaries exist for strategic tax reporting purposes or to facilitate reporting to Medicare, Medicaid and other third-party payors, rather than for operational or management purposes. The Company has been deliberate and cautious in terms of merging subsidiaries because Medicare provider numbers are attached to the separate legal entity subsidiaries through tax identification numbers, and because of the resulting complexities associated with converting those identification numbers with Medicare. Consequently, payments from Medicare are made to the legal entity subsidiary Debtors and are subject to the claims of creditors of those subsidiary Debtors.

         The Company's operations are accounted for at the branch location level rather than by legal entity. As such, to the extent maintained at all, separate legal entity financial statements are maintained solely for federal and state taxation purposes. These legal entity financials are developed as follows:

         1. Revenue, cost of sales and operating expenses directly related to branch operations are based on actual operating results.

         2. Separate legal entity financials are developed by rolling up the branch level operations results into respective legal entities.

         3. Operating expenses at the corporate parent location are allocated to each legal entity subsidiary according to the relative net revenue of each legal entity subsidiary.

         Each legal entity balance sheet includes an inter-company accounting type entry to/from its parent company resulting from the allocation of corporate overhead expenses, as well as the fact that most accruals (including payroll, health insurance, and other insurance) and all retained earnings are maintained at a corporate or consolidated level. An allocation of corporate overhead is made for legal entity tax reporting purposes only. Neither the overhead allocation nor the inter-company balances are utilized for budgetary, financial reporting or management purposes, and generally, no actual cash transfers are made relative to these legal entity balances.

         A chart graphically depicting the entity structure of the Debtors and their related companies is attached hereto as EXHIBIT "B."

         American HomePatient is a publicly traded company with over 1,750 stockholders of record. The common stock of the Company was traded on the Nasdaq National Market System under the designation "AHOM" until September 1, 1999. Until recently, trading of the Company's common stock was conducted on the over-the-counter market ("OTC") or, on application by broker-dealers, in the NASD's Electronic Bulletin Board, also under the designation "AHOME." The Company's stock has now been removed from trading on the OTC Bulletin Board. The NASD automatically removes from trading on the OTC Bulletin Board any company that has not filed a required report with the SEC within 30 days of its due date. The Company has not yet filed and will not file its Form 10-Q for the third quarter of fiscal 2002 until Deloitte & Touche LLP ("D&T") has completed its review of the financial statements for that quarter, which will not occur until D&T has completed the audit of the Company's restated financial results for 2001 and review of the prior 2002 quarterly results.1 The Company anticipates that its common stock will continue to trade in the "pink sheets," and the Company anticipates that its common stock again will trade on the OTC Bulletin Board after the Company makes the Form 10-Q filing. Because the Company did not file its Form 10-Q on a timely basis, it also could be subject to an SEC enforcement action and is ineligible to use certain registration statement forms to register securities with the SEC. The last known trade of the

------------------

(1) For additional information on D&T's review and restatement of historical financial information, see the section entitled "Historical Financial Information: Company's Results of Operations" below.

Company's common stock prior to filing of these Bankruptcy Cases was at $0.32 per share. As of July 31, 2002, there were 16,367,389 shares of the Company's Common Stock outstanding. The Company has issued no preferred stock.

C.       OFFICERS AND DIRECTORS OF AMERICAN HOMEPATIENT

         The directors and officers of American HomePatient with primary operational and decisional responsibilities for the business operations of the Company are listed below. These officers and directors will remain with the Company if this Plan is approved and will be compensated on the terms set forth herein.

         JOSEPH F. FURLONG, III, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Furlong, age 54, has served as a Director of the Company since June 1994 and as its President and Chief Executive Officer since November 1998. He has served as President of Adirondack Capital Advisors, LLC, a financial advisory firm, since May 1996. Mr. Furlong was a partner of Colman Furlong & Co., a merchant banking firm, from February 1991 to May 1996. He served as a Director of PharMerica, Inc., an institutional pharmacy company, from December 1994 until December 1997, as a director of Healthy Planet, Inc., an environmentally friendly manufacturer of greeting cards, from June 1996 until May 1998, and as a Director of Advocat Inc., a long term care company, from March 2001 until March 2002. Mr. Furlong has served as a Director of ClearTrack Information Network, Inc., a shipping logistics company, since May 2000.

         Mr. Furlong entered into a three-year employment agreement with the Company on December 1, 2000. Mr. Furlong receives an annual salary of $485,000 with an annual historical incentive bonus of up to 100% of his base salary. His agreement provides that he will perform his duties in various locations, including San Francisco, California and Nashville, Tennessee, and that the Company will reimburse him for reasonable travel expenses, including commuting costs between his home in San Francisco, California and the location of the Company's headquarters in Brentwood, Tennessee. These travel costs totaled $81,852.10 for 2001 and $90,998.77 through November in 2002. The Company also reimburses Mr. Furlong for the cost of his office location in San Francisco, California, the location of his permanent residence. This reimbursement totaled $90,705.98 in 2001 and $101,427.44 in 2002. His agreement further provides that if he is terminated without cause or is constructively discharged by the Company (as defined in the agreement), he will receive compensation in an amount equal to three times his annual base salary and historical incentive bonus (along with certain other benefits). His agreement further provides that in the event of a change in control of the Company (as defined in the agreement) after which he is terminated or elects to resign, he will receive an equivalent amount of compensation and benefits. At Mr. Furlong's current level of compensation, the amount payable under these circumstances is approximately $2.91 million. Mr. Furlong's employment agreement is expressly assumed as a part of the Plan.


         HENRY T. BLACKSTOCK, DIRECTOR. Mr. Blackstock, age 58, has served as a Director of the Company since September 1991. He has served as Vice President and Director of Research of SouthTrust Asset Management, a banking institution, since January 1999. He was Chairman and Chief Executive Officer of Tucker Management Group, a hedge fund management firm, from July

1989 to January 1999. As a non-employee Director, Mr. Blackstock receives: (i) an annual Director's fee of $10,000, (ii) a fee of $500 for each Board or Board Committee meeting attended by telephone, and (iii) a fee of $1,000 for each Board or Board Committee meeting attended in person.

         DONALD R. MILLARD, DIRECTOR. Mr. Millard, age 54, has served as a Director of the Company since November 2000. Mr. Millard has served as Vice President and Chief Financial Officer of Matria/Healthdyne Healthcare Services, a provider of obstetrical home care and maternity management services, from July 1987 to October 1997. He served as President and Chief Executive Officer of Matria from October 1997 to October 2000, and as Senior Vice President and Chief Financial Officer of AGCO, a global designer, manufacturer and distributor of agricultural equipment until May of 2002. Mr. Millard is presently Executive Vice President and Chief Operating Officer of AGCO. Mr. Millard has served as a Director for Coastal Dental Services, Inc., a dental services management company, since February 1997. As a non-employee Director, Mr. Millard receives:
(i) an annual Director's fee of $10,000, (ii) a fee of $500 for each Board or Board Committee meeting attended by telephone, and (iii) a fee of $1,000 for each Board or Board Committee meeting attended in person.

         MARILYN A. O'HARA, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY. Ms. O'Hara, age 57, has been the Company's Executive Vice President, Chief Financial Officer and Secretary since January 1999. Ms. O'Hara was Chief Financial Officer for U.S. Laboratory Corp., a clinical laboratory, from May 1996 to December 1998. Ms. O'Hara was the Treasurer of Medicalab, Inc., a clinical laboratory, from October 1988 to April 1996.

         Ms. O'Hara entered into an annually-renewable employment agreement with the Company on January 1, 2001. Ms. O'Hara receives an annual salary of $250,000 with an annual bonus of up to 50% of her base salary. Her agreement provides that if she is terminated without cause (as defined in the agreement) or not renewed by the Company, she will receive compensation in an amount equal to her annual base salary and historical incentive bonus along with certain other benefits (for a total of approximately $375,000, at current levels). Her agreement also provides that upon a change in control of the Company (as defined in the agreement) after which the Company terminates her employment, materially changes her job title or function, or requires her to relocate from the Nashville area, she will receive compensation in an amount equal to twice her annual base salary and historical incentive bonus (along with certain other benefits). The total amount payable under those circumstances is approximately $757,000. Ms. O'Hara's employment agreement is expressly assumed as a part of the Plan.

         THOMAS E. MILLS, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER. Mr. Mills, age 47, rejoined the company as Executive Vice President and Chief Operating Officer in November 1998. Mr. Mills served as President of Mills and Associates, a consulting company from December 1997 to November 1998. Mr. Mills was the Company's Senior Vice President-Strategic Alliances from February 1996 until December 1997. He was the Company's Senior Vice President and Chief Operating Officer from May 1994 to February 1996, and its Secretary from May 1994 to June 1994. Mr. Mills was Chief Operating Officer and Vice President of AHPT from August 1992 to May 1994, and Senior Vice President of AHPT from February 1992 to August 1992.

         Mr. Mills entered into an annually-renewable employment agreement with the Company on January 1, 2001. Mr. Mills receives an annual salary of $250,000 with an annual bonus of up to 50% of his base salary. Mr. Mills' agreement provides that if he is terminated without cause (as defined in the agreement) or his agreement is not renewed by the Company, he will receive compensation in an amount equal to his annual base salary and historical incentive bonus, plus certain other benefits (for a total of approximately $390,000, at current levels). His agreement also provides that upon a change in control of the Company (as defined in the agreement) after which the Company terminates his employment, materially changes his job title or function, or requires him to relocate from the Nashville area, he will receive compensation in an amount equal to twice his annual base salary and historical incentive bonus (along with certain other benefits). The total amount payable under those circumstances is approximately $779,000. Mr. Mills' employment agreement is expressly assumed as a part of the Plan.

         The Company has no connection to any of the entities with which the Company's Directors are affiliated as mentioned in the above section.

         The following table contains stockholding information as of December 1, 2002 for (i) each Director and (ii) each of the executive officers named above. Unless otherwise indicated, all holdings are of record and beneficial. Ownership of the Company's Common Stock is shown on a "beneficial" basis. Generally, a person "beneficially owns" shares if he or she either has the right to vote those shares or dispose of them. Consequently, more than one person may be considered beneficially to own the same shares. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares that such person or group has the right to acquire within sixty (60) days after December 1, 2002 are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

                                              NUMBER OF SHARES               PERCENTAGE OF
        NAME                                 BENEFICIALLY OWNED               TOTAL SHARES
-----------------------                      ------------------              --------------
Joseph F. Furlong, III(2)                          888,417                        5.2
Marilyn O'Hara(3)                                  261,750                        1.6
Thomas E. Mills(4)                                 287,500                        1.7
Henry T. Blackstock(5)                              75,000                          *
Donald R. Millard(6)                                65,000                          *

D.       PREPETITION INFORMATION: HISTORICAL PERSPECTIVE ON THE INDUSTRY

         The Company is engaged in the home health care industry and has three principal services or product lines: home respiratory services, home infusion services and home medical equipment and supplies. Home respiratory services include oxygen systems, nebulizers, aerosol medications and home ventilators and are provided primarily to patients with severe and chronic pulmonary diseases. Home infusion services are used to administer nutrients, antibiotics and other medications to patients with medical conditions such as neurological impairments, infectious diseases or cancer. The Company also sells and rents a variety of home medical equipment and supplies, including wheelchairs, hospital beds and ambulatory aids. Within the past five years, a number of legislative changes to the amounts and methods in which home health care providers have been reimbursed have adversely affected the industry.

-----------------

         (2) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Nonqualified Stock Option Plan (the "1991 Plan"):
15,000 shares purchasable upon exercise of options at $10.04 per-share, 7,500 shares purchasable upon exercise of options at $16.50 per-share, 300,000 shares purchasable upon exercise of options at $2.125 per-share, 200,000 shares purchasable upon exercise of options at $0.56 per-share, and 100,000 shares purchasable upon exercise of options at $0.17 per-share. The amount also includes shares purchasable upon exercise of options issued under the 1995 Nonqualified Stock Option Plan for Directors (the "1995 Plan"): 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price, 3,000 shares at a $1.69 per-share exercise price, 3,000 shares at a $0.53 per-share exercise price, 50,000 shares at a $0.30 per-share exercise price, 5,000 shares at a $0.22 per-share exercise price, and 5,000 shares at a $0.75 per-share exercise price. The amount also includes 294 shares owned by the daughter of Mr. Furlong of which Mr. Furlong disclaims beneficial ownership.

         (3) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 35,000 shares at a $2.125 per-share exercise price, 37,500 at a $0.56 per-share exercise price, 75,000 shares at a $0.17 per-share exercise price, and 8,750 shares at a $0.80 per-share exercise price.

         (4) The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 70,000 shares at a $2.125 per-share exercise price, 37,500 shares at a $0.56 per-share exercise price and 75,000 shares at a $0.17 per-share exercise price.

         (5) The amount shown includes shares purchasable upon exercise of options issued under the 1995 Plan: 3,000 shares at a $19.67 per-share exercise price, 3,000 shares at a $26.25 per-share exercise price, 3,000 shares at a $21.06 per-share exercise price, 3,000 shares at a $1.69 per-share exercise price, 3,000 shares at a $0.53 per-share exercise price, 50,000 shares at a $0.30 per-share exercise price, 5,000 shares at a $0.22 per-share exercise price, and 5,000 shares at a $0.75 per-share exercise price.

         (6) The amount shown includes shares purchasable upon exercise of options issued under the 1995 Plan: 50,000 shares at a $0.20 per-share exercise price and 5,000 shares at a $0.75 per-share exercise plan.

         *        Indicates less than 1% ownership.

         The home health care industry remains highly fragmented and competition varies significantly from market to market. In the small and mid-size markets in which the Company primarily operates, the majority of its competition comes from local independent operators or hospital-based facilities, whose primary competitive advantage is market familiarity. In the larger markets, regional and national providers account for a significant segment of competition. In addition, there are still relatively few barriers to entry in the local markets served by the Company, and it may encounter substantial competition from new market entrants. Establishing relationships with such payors and their case managers and inclusion within preferred provider and other networks of approved or accredited providers have become a prerequisite, in many cases, to the Company's ability to serve many of the patients it treats. Similarly, the ability of the Company and its competitors to align themselves with other health care service providers may increase in importance as managed care providers and provider networks seek out providers who offer a broad range of services and geographic coverage.

         The Lenders maintain that the Company's major competitors have significantly less leverage than the Company will have if the Plan is confirmed. The Lenders further maintain that, historically, home health care companies with less leverage are better able to absorb reductions in payment rates imposed by governmental and other payors and are better able to adapt to changes in the marketplace. Finally, the Lenders assert that, because the Company will be highly leveraged and insolvent if the Plan is confirmed, it may not be able to compete successfully in the future with less leveraged competitors.

         The Lenders believe that, as noted in the Company's publicly filed 10-K reports to the Securities and Exchange Commission, that the greatest risk of survival of the Company is its over leveraged condition and that the current management team has apparently not chosen to correct this over leveraged condition as part of this Chapter 11 Case. The Lenders also believe that virtually all of the similar healthcare companies that recently filed for Chapter 11 protection were over leveraged and the vast majority of similar companies that did not file for Chapter 11 protection were not highly leveraged.

         The Company agrees that certain risks are an inherent and inescapable part of any business venture. However, the Company disagrees with the Lenders' assessment of that risk and believes that the Company is well positioned to emerge successfully from this reorganization and to fulfill its obligations under the Plan.

E.       COMPANY'S BUSINESS

         The Company provides home health care services and products consisting primarily of respiratory therapy services, infusion therapy services and the rental and sale of home medical equipment and home health care supplies. For the nine months ended September 30, 2002, such services represented 66%, 14% and 20% of revenues, respectively. These services and products are paid for primarily by Medicare, Medicaid and other third-party payors. The Company's objective is to be a leading provider of home health care products and services in the markets in which it operates. The Company's centers are regionally located to achieve the market penetration necessary for the Company to be a cost-effective provider of comprehensive home health care services to managed care and other third-party payors.

         Prior to 1998, the Company had significantly expanded its operations through a combination of home health care acquisitions and joint ventures and strategic alliances with integrated health care delivery systems. The present structure of the Company, with numerous subsidiaries and with locations across the country, is largely a product of these rollups and acquisitions. The Company purposefully slowed its growth through acquisitions during 1998 compared to prior years to focus more on existing operations. Since 1998, the Company has not acquired any businesses or developed any new joint ventures other than converting previously owned 50% joint ventures to wholly owned operations during 1999 and 2000. During 2001, the Company sold the assets of its rehabilitation centers, three infusion centers, and two respiratory and home medical equipment centers for an aggregate of $11.1 million in cash and used these proceeds to pay down its bank credit facility. In addition, during 2001 the Company used $1.0 million in proceeds from the sales of real estate and $0.5 million in proceeds from the collection of patient receivables associated with the sold centers to pay down its bank credit facility. In March 2002, the Company sold the assets of an unprofitable infusion business and nursing agency for $1.3 million in cash and used the proceeds to pay down its bank credit facility.

         1.       SERVICES AND PRODUCTS

         The Company provides a diversified range of home health care services and products. The following table sets forth the percentage of revenues represented by each line of business for the periods presented:

                                                                 NINE MONTHS ENDED             YEAR ENDED DECEMBER 31,
                                                                 -----------------        ---------------------------------
                                                                 SEPTEMBER 30, 2002       2001          2000           1999
                                                                 ------------------       ----          ----           ----
Home respiratory therapy services                                       66%                 60%           56%            53%
Home infusion therapy services                                          14                  17            19             21
Home medical equipment and medical supplies                             20                  23            25             26
                                                                      ----                ----          ----           ----
                 Total                                                 100%                100%          100%           100%
                                                                      ====                ====          ====           ====

         Home Respiratory Therapy Services. The Company provides a wide variety of home respiratory services primarily to patients with severe and chronic pulmonary diseases. Patients are referred to a Company center most often by primary care and pulmonary physicians as well as by hospital discharge planners and case managers. After reviewing pertinent medical records on the patient and confirming insurance coverage information, a Company respiratory therapist or technician visits the patient's home to deliver and to prepare the prescribed therapy or equipment. Company representatives coordinate the prescribed therapy with the patient's physician and train the patient and caregiver in the correct use of the equipment. For rental patients, Company representatives also make periodic follow-up visits to the home to provide additional instructions, required equipment maintenance and oxygen and other supplies.

         The respiratory services that the Company provides include the following:

         - Oxygen systems to assist patients with breathing. There are three types of oxygen systems: (i) oxygen concentrators, which are stationary units that filter ordinary room air to provide a continuous flow of oxygen; (ii) liquid oxygen systems, which are portable, thermally-insulated containers of liquid oxygen which can be used as stationary units and/or as portable options for patients; and (iii) high pressure oxygen cylinders, which are used primarily for portability with oxygen concentrators. Oxygen systems are used to treat patients with chronic obstructive pulmonary disease, cystic fibrosis and neurologically-related respiratory problems.

         -        Nebulizers to deliver aerosol medications to patients.
                  Nebulizer compressors are used to administer aerosol medications (such as albuterol) to patients with asthma, chronic obstructive pulmonary disease, cystic fibrosis and neurologically-related respiratory problems. "AerMeds" is the Company's branded marketing name for its aerosol medications business.

         - Home ventilators to sustain a patient's respiratory function mechanically in cases of severe respiratory failure when a patient can no longer breathe normally.

         - Non-invasive positive pressure ventilation ("NPPV") to provide ventilation support via a face mask for patients with chronic respiratory failure and neuromuscular diseases. This therapy enables patients to receive positive pressure ventilation without the invasive procedure of intubation.

         - Continuous positive airway pressure ("CPAP") and bi-level positive airway pressure therapies to force air through respiratory passage-ways during sleep. These treatments are used on adults with obstructive sleep apnea (OSA), a condition in which a patient's normal breathing patterns are disturbed during sleep.

         - Apnea monitors to monitor and to warn parents of apnea episodes in newborn infants as a preventive measure against sudden infant death syndrome.

         - Home sleep screenings and studies to detect sleep disorders and the magnitude of such disorders.

         For the nine months ended September 30, 2002, oxygen-related services and systems comprise approximately 47% of the Company's respiratory revenues with the balance generated from nebulizers and related aerosol medication services, home ventilators, CPAP and bi-level therapies, home sleep studies and infant apnea monitors. The Company provides respiratory therapy services in substantially all of its 285 centers.

         Home Infusion Therapy Services. The Company provides a wide range of home infusion therapy services. Patients are referred to a Company center most often by primary care and specialist physicians (such as infectious disease physicians and oncologists) as well as by hospital discharge planners and case managers. After confirming the patient's treatment plan with the physician, the pharmacist mixes the medications and coordinates with the nurse the delivery of necessary equipment, medication and supplies to the patient's home. The Company provides the patient and caregiver with detailed instructions on the patient's prescribed medication, therapy, pump and supplies. For rental patients, the Company also schedules follow-up visits and deliveries in accordance with physicians' orders.

         Home infusion therapy involves the administration of nutrients, antibiotics and other medications intravenously (into the vein), subcutaneously (under the skin), intramuscularly (into the muscle), intrathecally or epidurally (via spinal routes) or through feeding tubes into the digestive tract. The primary infusion therapy services that the Company provides include the following:

         - Enteral nutrition is the infusion of nutrients through a feeding tube inserted directly into the functioning portion of a patient's digestive tract. This long-term therapy is often prescribed for patients who are unable to eat or to drink normally as a result of a neurological impairment such as a stroke or a neoplasm (tumor).

         - Antibiotic therapy is the infusion of antibiotic medications into a patient's bloodstream typically for 5 to 14 days to treat a variety of serious infections and diseases.

         - Total parenteral nutrition ("TPN") is the long-term provision of nutrients through central vein catheters that are surgically implanted into patients who cannot absorb adequate nutrients enterally due to a chronic gastrointestinal condition.

         - Pain management involves the infusion of certain drugs into the bloodstream of patients, primarily terminally or chronically ill patients, suffering from acute or chronic pain.

         The Company's other infusion therapies include chemotherapy, hydration, growth hormone and immune globulin therapies. For the nine months ended September 30, 2002, enteral nutrition services account for approximately 48% of the Company's infusion revenues, while antibiotic therapy, TPN, and pain management account for approximately 11%, 9% and 2%, respectively. The Company's remaining infusion revenues are derived from the provision of infusion nursing services, chemotherapy, prescription drug sales and other miscellaneous infusion therapies. Enteral nutrition services are provided at most of the Company's centers, and the Company currently provides other infusion therapies in approximately 39 of its 285 centers.

         Home Medical Equipment and Supplies. The Company provides a comprehensive line of equipment to serve the needs of home care patients. Revenues from home equipment services are derived principally from the rental and sale of wheelchairs, hospital beds, ambulatory aids, bathroom aids and safety equipment, and rehabilitation equipment.

         2.       OPERATIONS

         Organization. Currently, the Company's operations are divided into two geographic divisions, each headed by a division vice president. Each division is further divided into geographic areas with each area headed by an area vice president. There are a total of 14 geographic areas within the Company. Area vice presidents oversee, on average, the operations of approximately 20 centers. AHP believes this field organizational structure enhances management flexibility and facilitates communication by enabling a greater focus on local market operations. Area vice presidents focus on revenue development, cost control and assist local management with decision making to improve responsiveness in local markets. The Company's billing centers report directly to the corporate reimbursement department under the leadership of the Vice President of Reimbursement and six directors of compliance and reimbursement. This organizational structure adds specialized knowledge and focused management resources to the billing, compliance and reimbursement functions.

         The Company's centers are typically staffed with a general manager, a business office manager, a director of patient services (normally a registered nurse or respiratory therapist), registered nurses, clinical coordinators, respiratory therapists, service technicians and customer service representatives. The Company also employs account executives in most markets who are responsible for local market selling efforts. In addition, the Company employs licensed pharmacists in centers that provide a significant amount of infusion therapy.

         The Company believes it has achieved an appropriate balance between centralized and decentralized management. Home care is a local business dependent in large part on personal relationships and, therefore, provides the Company's operating managers with a significant degree of autonomy to encourage prompt and effective responses to local market demands. In conjunction with this local operational authority, the Company provides, through its corporate office, sophisticated management support, compliance oversight and training, marketing and managed care expertise, sales training and support, product development, and financial and information systems. The Company retains centralized control over those functions necessary to monitor quality of patient care and to maximize operational efficiency. Services performed at the corporate office include financial and accounting functions, corporate compliance, reimbursement oversight, sales and marketing support, clinical policy and procedure development, regulatory affairs and licensure, and system design.

         Commitment to Quality. The Company maintains quality and performance improvement programs related to the proper implementation of its service standards. Management believes that the Company has developed and implemented service and procedure standards that not only comply with, but often exceed, the standards required by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"). All of the Company's centers are JCAHO-accredited or are in the process of being reviewed for accreditation from the JCAHO. The Company has Quality Improvement Advisory Boards at many of its centers, and center general managers conduct quarterly quality improvement reviews. Area quality improvement ("AQI") specialists conduct quality compliance audits at each center in an effort to ensure compliance with state and federal regulations, JCAHO, FDA and internal standards. The AQI specialists also help train all new clinical personnel on the Company's policies and procedures.

         Training and Retention of Quality Personnel. Management recognizes that home health care is by nature a localized business. General managers attempt to recruit knowledgeable local talent for all positions including account executives who are capable of gaining new business from the local medical community. In addition, the Company provides training to all new nurses, respiratory therapists and pharmacy personnel as well as continuing education for existing employees.

         Management Information Systems. Management believes that periodic refinement and upgrading of its management information systems, which permit management to monitor closely the activities of the Company's centers, is important to the Company's business. The Company's financial systems provide, among other things, monthly budget analyses, trended financial data, financial comparisons to prior periods, and comparisons among Company centers. These systems also provide a means for management to monitor key statistical data for each center, such as accounts receivable, payor mix, cash collections, revenue mix and expense trends. Additionally, Medicare and other third party claims are billed electronically through the Company's systems, thereby facilitating and improving the timeliness of accounts receivable collections. The Company also maintains a communication network that provides company-wide access to email and the Internet. During 2001, the Company implemented an intranet program, AMNET, which is a productivity driven, secure site focused on reducing paperwork, disseminating information throughout the Company, and facilitating communication among the Company's employees.

         Corporate Compliance. The Company's goal is to operate its business with honesty and integrity and in compliance with the numerous laws that govern its operations. The Company's corporate compliance program is designed to help accomplish these goals through employee training and education, a confidential disclosure program, written policy guidelines, periodic reviews, compliance audits and other programs. The Company's corporate compliance program is monitored by its Vice President of Compliance and Government Affairs, Assistant Compliance Officer and Compliance Committee. The Compliance Committee, which meets quarterly, is comprised of the Company's President and CEO, Chief Operating Officer, Chief Financial Officer, Vice President of Compliance and Government Affairs, Vice President of Human Resources, Vice President of Reimbursement, Vice President of Purchasing, Director of Internal Audit, both division vice presidents, and two area vice presidents. There can be no assurance, though, that the Company's compliance activities will prevent violations of the governing laws and regulations.

         3.       JOINT VENTURES

         The Company owns five subsidiary corporations, none of which are debtors in these jointly administered cases, that in turn own 50% of ten home health care joint venture businesses and 70% of two other home health care businesses. Each of these ventures remains in operation. The remaining ownership percentage of each joint venture business is owned by local hospitals or other investors within the same community. The Company is solely responsible for the management of these businesses and receives fixed monthly management fees or monthly management fees based upon a percentage of net revenues, net income or cash collections.

         In the period from 1998 through 2000, the Company converted a total of nine of its joint ventures to wholly owned operations. As a result of these transactions, the results of operations of these joint ventures have been consolidated into the financial results of the Company as of the date of the conversions to wholly owned businesses. Previously, these joint ventures were accounted for under the equity method. In the fourth quarter of 2000, the Company and its hospital partner sold substantially all of the assets of the Amarillo, Texas partnership to a third party and discontinued operations in preparation for dissolving the Amarillo partnership. The Company has not developed any new joint ventures since 1998.

         The Company's joint ventures with hospitals typically have an initial term of between three and ten years and with the following typical provisions:
(i) the Company contributes assets of an existing business in the designated market or contributes cash to fund half of the initial working capital required for the hospital joint venture to commence operations; (ii) the hospital partner contributes similar assets and/or an amount of cash equal, in the aggregate, to the fair market value of the Company's net contribution; (iii) the Company is the managing partner for the hospital joint venture and receives a monthly management and administrative fee; and (iv) distributions, to the extent made, are generally made on a quarterly basis and are consistent with each partner's capital contributions.

F.       HISTORICAL REVENUES AND COLLECTIONS

         The Company derives substantially all of its revenues from third-party payors, including Medicare, private insurers and Medicaid. Medicare is a federally funded and administered health insurance program that provides coverage for beneficiaries who require certain medical services and products. Medicaid is a state administered reimbursement program that provides reimbursement for certain medical services and products. Amounts paid under these programs are generally based upon a fixed rate. Revenues are recorded at the expected reimbursement rates when the services are provided, merchandise delivered or equipment rented to patients. Although amounts earned under the Medicare and Medicaid programs are subject to review by such third-party payors, subsequent adjustments to such reimbursements are historically insignificant as these reimbursements are based on fixed fee schedules. In the opinion of management, adequate provision has been made for any adjustment that may result from such reviews. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized.

         Sales and related services revenues include all product sales to patients and are derived from the provision of infusion therapies, the sale of home health care equipment and supplies, the sale of aerosol medications and respiratory therapy equipment, and supplies and services related to the delivery of these products. Sales revenues are recognized at the time of delivery, and are billed using fixed fee schedules based upon the type of product and the payor. Rentals and other patient revenues are derived from the rental of home health care equipment, enteral pumps and equipment related to the provision of respiratory therapy. All rentals of equipment are provided by the Company on a month-to-month basis and are billed using fixed monthly fee schedules based upon the type of rental and the payor. The fixed monthly fee encompasses the rental of the product as well as the delivery and the set-up and instruction by the service technician.

         The following table sets forth the percentage of the Company's revenues from each source indicated for the years presented:

                                                                                             YEAR ENDED DECEMBER 31,
                                                              NINE MONTHS ENDED        ----------------------------------
                                                              SEPTEMBER 30, 2002       2001           2000           1999
                                                              ------------------       ----           ----           ----
Medicare ................................................            52%                 49%            48%            46%
Private pay, primarily private insurance ................            39                  41             42             44
Medicaid ................................................             9                  10             10             10
                                                                   ----                ----           ----           ----
        Total ...........................................           100%                100%           100%           100%
                                                                   ====                ====           ====           ====

         In August 1997, Congress passed the Balanced Budget Act of 1997 that reduced the Medicare reimbursement rate for oxygen related services, a significant source of revenue for the Company, by 25% beginning January 1, 1998 and an additional reduction of 5% beginning January 1, 1999. The reimbursement rate for certain drugs and biologicals covered under Medicare also was reduced by 5% beginning January 1, 1998. These reductions decreased the Company's pre-tax income by an estimated $24.5 million during 1998. In January 2001, federal legislation was signed into law that provided for an increase, beginning July 1, 2001, in Medicare reimbursement rates for home medical equipment, excluding oxygen related services, based on the consumer price index (CPI). The Company estimates that this CPI increase increased revenue and pre-tax income by approximately $1.0 million over the third and fourth quarters of 2001 and will increase revenue by approximately $1.0 million on an annual basis thereafter.

         Effective January 1, 1998, payments for parenteral and enteral nutrition were frozen at 1995 levels, through the year 2002. Effective October 1, 1999, Medicare established new guidelines for respiratory assist devices, which include continuous positive airway pressure devices, bi-level respiratory devices (without backup) and bi-level respiratory devices with back up. The changes require additional documentation in order to continue coverage on existing patients as well as new coverage and qualifying criteria for new patients. In addition, the bi-level respiratory device (without backup) was transferred from a frequently serviced item to "capped rental." Currently, respiratory assist devices account for approximately $42.4 million in annualized revenues. Medicare is also considering the transfer of non-invasive positive pressure ventilators from a frequently serviced item to "capped rental." Medicare also has the option of developing fee schedules for PEN and home dialysis supplies and equipment, although currently there is no timetable for the development or implementation of such fee schedules. Following promulgation of a final rule, the Centers for Medicare and Medicaid Services ("CMS"), formerly known as the Healthcare Financing Administration ("HCFA"), will also have "inherent reasonableness" authority to modify payment rates for all Medicare Part B items and services by as much as 15% without industry consultation, publication or public comment if the rates are "grossly excessive" or "grossly deficient." Possible future changes in the basis for calculating Medicare's reimbursement rates for respiratory medications could result in a reimbursement reduction for these products, the timing and extent of which are not known at this time.

         The Lenders believe that, because the Company will be highly leveraged and insolvent, if the Plan is confirmed, further reductions in reimbursement rates may significantly impact the ability of the Company to meet its obligations under the Plan.

         The Company continues to focus on increasing collections of accounts receivable, implementing four key initiatives to improve accounts receivable performance: (i) proper staffing and training; (ii) process redesign and standardization; (iii) consolidation of billing center activities; and (iv) billing center specific goals geared toward improved cash collections and reduced accounts receivable.

         Net patient accounts receivable at September 30, 2002 was $53.6 million compared to net patient accounts receivable of $60.1 million at December 31, 2001. The Company attempts to minimize days sales outstanding ("DSO") by screening new patient cases for adequate sources of reimbursement and by providing complete and accurate claims data to relevant payor sources.

         The table below shows the Company's DSO for the periods indicated:

                                                                                      DECEMBER 31,
                                                                            -----------------------------------
                                                  OCTOBER 31, 2002            2001          2000          1999
                                                  ----------------            ----          ----          ----
Days' sales outstanding                                61 days              67 days       76 days       81 days

         The decrease in DSO and net patient receivables between 1999 and present is due to improved collection results on current billings and improved timeliness in obtaining necessary billing documentation.

G.       SALES AND MARKETING

         General. Over the past two years, the Company has committed additional financial resources and personnel to sales and marketing. Concurrent with its increased investment in selling resources, the Company enhanced its systems for measuring individual performance and accountability for results. During 2001, revenue growth improvement was noted in many of the Company's centers and was directly related to the Company's sales initiatives described above. However, due to revenue losses at certain centers, the revenue growth for the Company as a whole was not significant during 2001. In order to improve the Company's ability to grow revenue, the Company's sales and marketing organization was restructured in February 2002. Management believes that one of the keys to improving revenue growth will be the continued and increased effectiveness of the directors of sales in the field and their ability to work more closely with field management. With this in mind, the director of sales function has been moved from a corporate staff function to a field support function under the direction of the division vice presidents.

         Managed Care Sales. In late 2000, the Company increased its investment in managed care sales by hiring a director of managed care. With this additional expertise in place, the Company is focused on maximizing revenues with existing contracts, as well as new contracts, through more strategic price negotiations and improved operational strategies for implementation.

         Corporate Marketing Support. The mission of the internal marketing department is to facilitate product line revenue growth strategies. The marketing team serves the field by analyzing new products, developing product line strategies, organizing sales training materials, and creating sales support collateral materials.

H.       SUPPLIES AND EQUIPMENT

         The Company centrally purchases home medical and respiratory equipment, prescription drugs, solutions and other materials and products required in connection with the Company's business from select suppliers. The Company has not experienced any significant difficulty in purchasing equipment or supplies or in leasing equipment from current suppliers. To avoid any interruption in obtaining key goods and services, the Debtors filed with their petitions on July 31, 2002, a motion to pay the pre-petition claims of certain critical vendors. Any interruption in service from the critical vendors could materially impact the Company's operations. Therefore, these payments were deemed to be crucial to the Company's continued operations and successful reorganization. The Bankruptcy Court granted the motion and allowed the Company to pay the claims of the critical vendors on August 1, 2002 in an amount up to $800,000.

I.       INSURANCE

         The Company maintains a commercial general liability policy which includes product liability coverage on the medical equipment that it sells or rents with per claim coverage limits of up to $1.0 million per claim with a $3.0 million product liability annual aggregate and a $3.0 million general liability annual aggregate. The Company's professional liability policy is on a "Claims Made" basis and is renewable annually with per claim coverage limits of up to $1.0 million per claim and $3.0 million in the aggregate. The Company retains the first $50,000 of each professional or general liability claim. The Company also maintains excess liability coverage with limits of $50 million per claim and $50 million in the aggregate. Management believes the manufacturers of the equipment it sells or rents currently maintain their own insurance, and in some cases the Company has received evidence of such coverage and has been added by endorsement as an additional insured. However, there can be no assurance that such manufacturers will continue to do so, that such insurance will be adequate or available to protect the Company, or that the Company will not have liability independent of that of such manufacturers and/or their insurance coverage.

         The Company is insured for Auto Liability Coverage for $1,000,000 per accident. The Company retains the first $250,000 of each claim with an aggregate retention of $1,000,000. The Company is insured for workers' compensation but retains the first $250,000 of each claim. The insurance company is responsible for amounts in excess of $250,000 on each claim. The Company did not maintain annual aggregate stop loss coverage for the years 2002 and 2001 because such coverage was not available, and maintained annual aggregate stop loss coverage of $1.5 million for the years 2000 and 1999. The Company is self-insured for health insurance for substantially all employees for the first $150,000 on a per person, per year basis and maintains annual aggregate stop loss coverage of $14.6 million for 2002. The health insurance policies are limited to maximum lifetime reimbursements of $2.0 million per person for 2002, had unlimited lifetime reimbursements for 2001, and were limited to maximum lifetime reimbursements of $1.0 million per person for medical claims and $1.0 million per person for mental illness and drug and alcohol abuse claims for the years 2000 and 1999. Liabilities in excess of these aggregate amounts are the responsibility of the insurer. The Company provides reserves for the settlement of outstanding claims and claims incurred but not reported at amounts believed to be adequate. The differences between actual settlements and reserves are included in expense in the year finalized. The Company has insurance for claims against its Directors and Officers up to a maximum of $20,000,000.

         For a discussion of the collateral security requirements incident to the Company's insurance policies, please see the discussion below at "Secured Claim of Bankers Trust Company: Letters of Credit."

J.       EMPLOYEES

         As of the Petition Date, the Company had approximately 3,100 full-time employees, 150 part-time employees, and approximately 200 PRN (staff used on an "as needed" basis only). Of these individuals, approximately 130 were employed at the corporate office in Brentwood, Tennessee. To the best of the Company's knowledge, all employees of all Debtors are employed by American HomePatient, Inc., a Tennessee corporation, which is a direct, wholly-owned subsidiary of the ultimate parent corporation.

K.       GOVERNMENT REGULATION

         The Company, as a participant in the health care industry, is subject to extensive federal, state and local regulation. In addition to the False Claims Act and other federal and state anti-kickback and self-referral laws applicable to all of the Company's operations, the operations of the Company's home health care centers are subject to federal laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation. Such centers also are subject to state laws (most notably licensing and controlled substances registration) governing pharmacies, nursing services and certain types of home health agency activities.

         The Company's operations are also subject to a series of laws and regulations dating back to the Omnibus Budget Reconciliation Act of 1987 ("OBRA 1987") which apply to the Company's operation. Periodic changes have occurred from time to time since the enactment of OBRA 1987, including reimbursement reductions and changes to payment rules.

         The Company must follow strict requirements with paperwork and billing. As required by law, it is Company policy that certain service charges (as defined by Medicare) falling under Medicare Part B are confirmed with a Certificate for Medical Necessity ("CMN") signed by a physician. In January 1999, the OIG, as hereafter defined, published a draft Model Compliance Plan for the Durable Medical Equipment, Prosthetics, Orthotics and Supply Industry. The OIG has stressed the importance for all health care providers to have an effective compliance plan. The Company has created and implemented a compliance program, which it believes meets the elements of the OIG's Model Plan for the industry. As part of its compliance program, the Company performs internal audits of the adequacy of billing documentation. The Company's policy is to voluntarily refund to the government any reimbursements previously received for claims with insufficient documentation that are identified in this process and that cannot be corrected. The Company periodically reviews and updates its policies and procedures in an effort to comply with applicable laws and regulations; however, certain proceedings have been and may in the future be commenced against the Company alleging violations of applicable laws governing the operation of the Company's business and its billing practices.

         The Company is also subject to state laws governing Medicaid, professional training, licensure, financial relationships with physicians and the dispensing and storage of pharmaceuticals. The facilities operated by the Company must comply with all applicable laws, regulations and licensing standards and many of the Company's employees must maintain licenses to provide some of the services offered by the Company. Additionally, certain of the Company's employees are subject to state laws and regulations governing the professional practice of respiratory therapy, pharmacy and nursing. Information about individuals and other health care providers who have been sanctioned or excluded from participation in government reimbursement programs is readily available on the Internet, and all health care providers, including the Company, are held responsible for carefully screening entities and individuals they employ or do business with, to avoid contracting with an excluded provider. The federal government may impose sanctions, including financial penalties, on companies that contract with excluded providers.

               ARTICLE IV: FACTORS PRECIPITATING CHAPTER 11 CASES

         The Company determined that filing these cases was the best way to restructure the Company's debt owed to Bankers Trust Company, as agent for a group of Lenders.7 American HomePatient, Inc. a Delaware corporation, as Borrower, and the remainder of Debtors as guarantors, are parties to a certain credit facility (the "FACILITY") as evidenced by a Fifth Amended and Restated Credit Agreement dated May 25, 2001 (the "CURRENT CREDIT FACILITY") between the Company, Bankers Trust Company as agent for a syndicate of lenders (the "LENDERS"), and the Lenders. The current principal amount outstanding on the Facility is approximately $275.4 million. The Lenders assert that additional sums may be due under the Current Credit Facility which increase the debt of the Company to the lenders to approximately $280 million plus possible additional interest, fees, costs and other charges. In connection with the Facility, the Company executed various security agreements and stock pledge agreements, and the Lenders assert a lien on substantially all of the assets of the Company.

         The bulk of the sums due to the Lenders was borrowed during the period from 1994 through the first half of 1998 in order to fund numerous acquisitions. The Company acquired 12 companies in 1994, 17 companies in 1995, 40 companies in 1996, and 28 companies in 1997. In 1998, the Company purposefully slowed its pace of acquisition activities, acquiring 4 companies from January to July and none thereafter. As the Company's acquisition pace increased, the Lenders increased their commitments under the Facility from $60.0 million in 1994, to $400.0 million by the end of 1997. At one point in late 1998, the Company owed in excess of $323 million to the Lenders.

         In August 1997, Congress passed the Balanced Budget Act of 1997 that reduced the Medicare reimbursement rate for oxygen related services, a significant source of revenue for the Company, by 25% beginning January 1, 1998 and an additional reduction of 5% beginning January 1, 1999. The reimbursement rate for certain drugs and biologicals covered under Medicare also was reduced by 5% beginning January 1, 1998. These reductions decreased the Company's pre-tax income by an estimated $24.5 million during 1998.

         Beginning in the fall of 1997 and continuing until June 30, 1998, the Company took actions under a plan designed to reduce expenses in response to the Medicare price cuts. These actions included terminating employees, consolidating operating centers, consolidating billing centers, eliminating or de-emphasizing some perceived lower margin products and services, and reorganizing corporate structure.

         In July 1998 the CEO of AHP, Edward K. Wissing, retired. He was replaced by Malcolm MacKenzie. Under Mr. MacKenzie, AHP accelerated its strategy of de-emphasizing and even exiting certain perceived lower-margin businesses. At the same time, the Company hired 67 new sales people to focus on higher-margin business, which materially increased the Company's expenses without generating increased revenue.

-----------------

         (7) Upon information and belief, Deutsche Bank as successor in interest to Bankers Trust Company, has resigned as the agent bank for the Lenders. The new agent for the Lenders is Bank of Montreal.

         The restructuring, the CEO change and the accelerated change in business strategy combined to have a negative impact on the Company's operating performance during the last half of 1998 and resulted in the Company being unable to comply with certain covenants in the Facility. In October 1998, the Company and the Lenders amended the Facility to modify certain financial covenants, to increase the interest rates to be charged, to reduce borrowing availability under the Facility, and to set the maturity of the Facility at December 2002.

         In late 1998 and early 1999, the management team of Joseph F. Furlong III, Chief Executive Officer, Marilyn A. O'Hara, Senior Vice President and Chief Financial Officer, and Thomas E. Mills, Chief Operating Officer, was put in place. This executive team (the "CURRENT EXECUTIVE TEAM" or the "TEAM") has managed the Company since January 1999. The Current Executive Team identified a number of problems with the Company after arriving. First, the Current Executive Team concluded that exiting certain business lines was a flawed strategy and, thus, ceased the exiting of any business lines and contracts. The Team also took a more deliberate approach to the development of certain higher-margin business. In addition, the Current Executive Team concluded that operational integration of previous acquisitions had not been achieved and that many of the Company's organizational functions were weak, including billing and collections of accounts receivable, regulatory compliance and sales and marketing. The Team has spent considerable time from 1999 to the present improving these functions.

         By the end of 1999, the Company reduced its debt under the Facility to approximately $311 million, and by the end of 2000, the Company had reduced further its debt under the Facility to approximately $297 million. As of December 31, 2001, the Company had reduced its debt under the Facility to approximately $281 million. Certain of these debt reductions resulted from asset sales, but the Company maintains that a portion of these reductions were due to the operating performance of the Company.

         The Company has made substantial progress since the Current Executive Team took over day-to-day management of the Company at the end of 1998. The Company has generated significant cash flow, stabilized revenues, and substantially improved organizational functions. Since early 1999 the Company has paid to the Lenders on the Facility approximately $149.2 million, comprised of approximately $41.5 million in principal, $99.8 million in interest, and $7.9 million in fees.

         Nevertheless, the Company was faced with an impending maturity of the entire balance of the debt at December 31, 2002. In January 2002, the Company attempted unsuccessfully to renegotiate its obligations with the Lenders. Because of the pending maturity of the facility, the Company declined to attempt further negotiations for an extension of its obligations to the Lenders and determined that filing for protection under Chapter 11 of the Bankruptcy Code was in the best interests of all constituents in this case.

                    ARTICLE V. ASSETS OF AMERICAN HOMEPATIENT

         The following is a summary description of the Company's principal assets. The information has been compiled from American HomePatient's audited and unaudited records of the Company as well as the Schedules and Statements of Financial Affairs filed in the Chapter 11 Case. Many of the amounts listed with respect to the description of the assets are listed at the book values on American HomePatient's financial statements, which may not reflect the actual value of those assets.

         A.       CASH

         As of July 31, 2002, the books and records of American HomePatient and the Schedules filed in the Chapter 11 Case report cash and cash equivalents on a consolidated basis of approximately $7,374,677. As of November 30, 2002, the Company had cash and cash equivalents of $21,274,550. The Debtors' Schedules also reflect United States Government Treasury Bonds which the Company estimates to be worth approximately $539,469 which are alleged to be security for a purchase price note payable to J.H.M., Inc., d/b/a Home Medical Options of Camilla in the amount of $716,061.23. On the books and records of the Company, the bonds are reflected as long term assets, and the note payable is reflected as long term debt.

         B.       INVENTORY

         As of July 31, 2002, American HomePatient's inventory had a book value (lower of cost or net realizable value) of $14,758,350. In addition, the Company had prepaid expenses in the amount of approximately $2,746,424. As of November 30, 2002, the Company's inventory had a book value (lower of cost or net realizable value) of $14,854,828 and prepaids had a balance of $1,264,125.

         C.       TRADEMARKS

         The Company owns and uses a variety of marks, including American HomePatient(R), AerMeds(R), EnterCare(TM), Resource(TM) and Extracare, which have either been registered at the federal or state level or are being used pursuant to common law rights. The Company does not believe that any of its trademarks have any significant fair market value.

         D.       RECEIVABLES

         American HomePatient had gross trade receivables in the amount of approximately $80,852,352 and gross other receivables in the amount of approximately $900,502 due as of July 31, 2002. Against this amount American HomePatient made allowance for doubtful accounts of approximately $27,545,925. Thus, American HomePatient had net receivables on July 31, 2002 in the amount of approximately $54,206,930. Net receivables on November 30, 2002 were in the amount of approximately $54,064,942.

         E.       REAL PROPERTY

         The Company owns real property in Waterloo, Iowa. The Company estimates that the fair market value of this property is approximately $1,300,000. The Lenders assert a lien on this real property.

         F.       MACHINERY, FIXTURES AND EQUIPMENT

         As of July 31, 2002, the Company owned machinery, furniture and equipment with a value of approximately $164,241,106 at cost, and a book value, net of accumulated depreciation, of approximately $46,712,285.

         G.       LEASEHOLD IMPROVEMENTS

         As of July 31, 2002, the Debtor owned Leasehold Improvements with a value of approximately $5,907,969 at cost, and a book value, net of accumulated depreciation of approximately $1,042,263.

         H.       EQUITY OWNERSHIP IN JOINT VENTURES

         Non-debtor subsidiaries of American HomePatient, Inc. are partners in 12 home health care joint venture businesses with unaffiliated entities. The names of those joint venture entities and the percentage ownership interest held by the AHP non-debtor subsidiary are as follows:

                         Name                                             Ownership Interest (%)
                         ----                                             ----------------------
         Total Home Care of East Alabama                                           (50%)
         Homelink Home Health Care Partnership                                     (50%)
         Coastal Home Care                                                         (70%)
         Piedmont Medical Equipment                                                (50%)
         Blue Ridge Home Care                                                      (50%)
         Pro Med                                                                   (70%)
         Baptist Ventures - AHP Homecare Alliance                                  (50%)
         American HomePatient of Unifour, LLC                                      (50%)
         AHP Delmarva, LLP                                                         (50%)
         American HomePatient of Sanford, LLC                                      (50%)
         AHP-MHR Home Care, LLP                                                    (50%)
         Shared Care - West Branch, LLC                                            (50%)

         The Company's books, inclusive of non-filing entities, reflect an investment in these entities of approximately $9,134,024 in the aggregate as of July 31, 2002. Each of these entities is generally profitable and therefore adds significant value to the Company.

         I.       DEPOSITS

         The Schedules reflect security deposits with public utilities, telephone companies, landlords and others in the aggregate amount of approximately $2,610,113.49 as of July 31, 2002.

         J.       SPLIT DOLLAR LIFE INSURANCE RECEIVABLES

         The Company is entitled to an aggregate of approximately $5,242,104 as a return of premiums the Company paid on behalf of certain Company employees in the amount of approximately $1,026,477 and on behalf of persons who sold their businesses to the Company in the amount of approximately $4,215,627. The Company is entitled to return of premiums only upon the occurrence of certain triggering events, such as death of the insured or the cancellation or surrender of the policies by the insured.

         K.       GOODWILL

         The Company has historically reported goodwill on its books in the amount of approximately $121,213,501. The Company reduced the goodwill reflected on its balance sheet effective January 1, 2002 by approximately $68.5 million as a result of a required change in applicable accounting standards due to the adoption of the provisions of SFAS No. 142 effective January 1, 2002. Specifically, as of the adoption date, the Company had unamortized goodwill in the amount of $189.7 million. In accordance with SFAS No. 142, the Company discontinued amortization of goodwill, which goodwill amortization expense was $2.8 million for the six months ended June 30, 2001. Goodwill was tested for impairment by comparing the fair value of goodwill to the carrying value of goodwill. Fair value was determined using a combination of analyses which included discounted cash flow calculations, market multiples and other market information. The implied fair value of goodwill did not support the carrying value of goodwill primarily due to the Company's highly leveraged capital structure. Based upon the results of the Company's initial impairment tests, the Company recorded an impairment loss of $68.5 million in the quarter ended March 31, 2002, recognized as a cumulative effect of change in accounting principle. The reduction was based on the results of a Company valuation analysis performed internally by management of the Company in 2002, which the Company believes was a conservative approach to presenting its financial statements. Upon confirmation of the Plan, the goodwill of the Company represents approximately 50% of the total assets of the Company. Historically, the goodwill has represented approximately this same percentage of the Company's total assets, and the Company believes that this goodwill is largely a historical remnant of the Company's history of acquisitions. Further, this goodwill percentage is not uncommon in the Company's industry. For example, the reported goodwill of Lincare Holdings, Inc., another public company and one of the Company's competitors, was 65.6% of total assets as of the quarter ended September 30, 2002. The current market value of the Company's goodwill is unknown.

         L.       NET OPERATING LOSS CARRYFORWARD

         As of July 31, 2002, the Company had net operating losses ("NOL'S") of approximately $78 million. NOL's can be used in future operating periods to offset income in those periods for purposes of determining federal and certain state income taxes due. Based on the Company's current forecasts, the NOL's will shield the Company from virtually all income tax liabilities that would otherwise be due and owing through the next seven fiscal years.

         M.       STATE INCOME AND FRANCHISE TAX REFUNDS

         As of July 31, 2002, the Company had contingent refunds from various state taxing authorities in the approximate amount of $48,636.

         N.       EXECUTORY CONTRACTS AND LEASES

         Other than one owned location in Iowa, the Company leases all of its retail business locations, billing center locations and corporate offices. The Company filed on the Petition Date a motion to extend the time to assume or reject these leases through the Effective Date of the Plan. For the majority of the leases to which the Company is a party, such extension was granted. The Company has dealt with the few lessors who objected to the extension of time to assume or reject on a case by case basis. The Company anticipates that most, but not all, of the leases will ultimately be assumed as a part of the confirmation of the Plan. The Company also has many leases of personal property, including an executory contract for the provision of vehicles used by the Company and certain master leases for office equipment. The Company anticipates that most, but not all, of these leases will ultimately be assumed. Finally, the Company also has executory contracts for the provision of medical director services, software maintenance services, and services to third-party payors and managed care organizations. The Company anticipates that most, but not all, of these contracts will ultimately be assumed.

         The Debtors may reject as of the Effective Date of the Plan certain executory contracts which will be identified and set forth in a document the Company will file with the Court within ten (10) days after the Effective Date. Each person who is a party to an executory contract or lease rejected pursuant to the Plan shall be entitled to file a claim for damages alleged to arise from the rejection of the executory contract, not later than thirty (30) days after the date on which the contract is rejected. Any such rejection damage claims that ultimately become Allowed Claims shall be treated as General Unsecured Claims under the Plan. A complete listing of the executory contracts and unexpired leases to which at least one of the Debtors is a party can be found at Schedule G of the Schedules and Statements of Financial Affairs filed by each Debtor entity.

         As described herein, the Company operates through 285 centers in 35 states. Pursuant to regulations established by the Medicare Program, each branch location is issued a provider number and enters into a provider agreement with CMS. Each provider agreement to which the Company is a party will be expressly assumed by the Company as a part of the Plan.

         The Plan provides for the express assumption of all pre-petition agreements with the Debtors' thirteen (13) senior management personnel, including the employment agreements with Mr. Furlong, Ms. O'Hara and Mr. Mills.

         In April 1999, in connection with an amendment to the Facility, the Company issued warrants to the Lenders to purchase for $.01 per share an amount of common stock representing 19.99% of the Company's then-outstanding common shares. Additionally, American HomePatient has in place various stock option plans, pursuant to which options to purchase a significant number of shares of common stock have been issued to current and former employees and directors of the Company. Many of these options have an exercise price so high that they have little or no value. Under existing, applicable legal principles, the Company believes that these existing options and warrants are executory contracts. The Company has not yet made any decision as to whether it will assume or reject these contracts. If assumed, the existing options and warrants may be exercised after the Effective Date pursuant to their terms. If any of these options or warrants are rejected, then the holder of the rejected contract may have an Unsecured Claim against the Debtor.

         O.       LITIGATION CLAIMS

         a. Routine, nonbankruptcy litigation. The Company is plaintiff in several routine legal matters that are incidental to its business. These lawsuits are not expected to result in any material recovery for the Company, but will be pursued and compromised in the exercise of management's sound business discretion.

         b. Preference and fraudulent conveyance actions. The Company does not intend to pursue any preference claims if the Plan is confirmed as it provides for payment in full to all creditors. The Company has not made any analysis of potential preferences that might be recoverable in a Chapter 7 proceeding. The Company is in the process of evaluating potential fraudulent conveyance actions, including, without limitation, actions against the Company's pre-petition Lenders. The Company has not yet determined whether any such potential actions have value, but specifically reserves the right to pursue such actions.

         c. Other actions. At this time, the Company has no intent to pursue any other causes of action arising under the Bankruptcy Code.

                     ARTICLE VI. LIABILITIES OF THE DEBTORS

A.       ADMINISTRATIVE EXPENSES

         Administrative Claims are any claims that are defined in ss. 503(b) of the Code as being an "administrative expense" and granted priority under ss. 507(a)(1) of the Code, including:

         <        a Claim for any cost or expense of administration in
                  connection with the Bankruptcy Cases, including, without limitation, any actual, necessary cost or expense of preserving the Debtor's estates and of operating the business of the Company incurred on or before the Effective Date;

         <        the full amount of all Allowed Claims for compensation for legal, accounting and other services or reimbursement of costs under ss.ss. 330, 331 or 503 of the Bankruptcy Code; and

         <        any Allowed post-petition taxes and related items, including any interest and penalties on such post-petition taxes.

         1.       FEES TO THE UNITED STATES TRUSTEE

         Pursuant to 28 U.S.C. ss. 1930, the Debtors are responsible for the payment of quarterly fees to the United States Trustee as long as the Chapter 11 Bankruptcy Cases are pending. The amount due is based on the amount of disbursements made by each Debtor during a calendar quarter. Given the complex entity structure of the Company as a whole and the relationships between the Debtors, the Company is working with the Office of the United States Trustee to determine the appropriate calculation of quarterly fees. All quarterly fees that have come due since the commencement of the Bankruptcy Cases will have been paid by the Company prior to the hearing on Confirmation of the Plan. Quarterly fees will continue to accrue until the Bankruptcy Cases are closed by the entry of a Final Decree.

         2.       ORDINARY COURSE EXPENSES

         All amounts incurred by the Company for services provided and goods purchased in the ordinary course of the Company's business are entitled to administrative expense priority and shall be paid in the ordinary course of the Company's business.

         3.       PAYMENTS TO PROFESSIONALS

         The Bankruptcy Court has approved the employment of Hance Scarborough Wright Ginsberg & Brusilow, LLP as the Company's lead bankruptcy counsel; Mendes & Gonzales PLLC as local bankruptcy counsel; Houlihan Lokey Howard & Zukin Capital ("HLHZ") as financial advisors; Deloitte & Touche LLP as accountants, independent auditors, and tax service providers; and Dix & Eaton, Inc. as public relations experts. On August 31, 2002, the Bankruptcy Court disqualified the firm of Harwell Howard Hyne Gabbert & Manner ("H3GM") as the Company's bankruptcy counsel, finding that the firm could not meet the disinterestedness standard under ss. 327(a) of the Bankruptcy Code due largely to a partner's affiliation with the Company and prior membership on the Board of Directors. However, H3GM has subsequently been approved by the Bankruptcy Court as special counsel pursuant to ss. 327(e) of the Bankruptcy Code. H3GM's employment as special counsel was approved over the objection of the Lenders with a finding by the Court that H3GM did not hold or represent a materially adverse interest to the Company or the estate with respect to the matters on which the firm was to be employed. The Official Unsecured Creditor's Committee has likewise employed Waller Lansden Dortch & Davis as their counsel and McDonald Investments, Inc. ("MCDONALD") as financial advisors. The fees and expenses of the Committee's professionals will be paid by the Company.

         The Company has been making payments to such counsel and other professionals throughout the Bankruptcy Cases pursuant to an interim payment procedure approved by the Bankruptcy Court which provides for partial monthly payments of 85% of fees incurred and 100% of expenses charged. This interim payment mechanism is without prejudice to the rights of parties-in-interest to object to mandatory fees applications that must be filed by all Court-approved professionals. Because of the interim payment mechanism, the Company anticipates that only approximately $1,500,000 will be due for professional fees of the Company and the Committee as of the Effective Date of the Plan. Additionally, pursuant to the terms of the Order granting their employment application in the Bankruptcy Cases, both HLHZ and McDonald may be entitled to success fees upon confirmation of the Plan. HLHZ's success fee, assuming monthly payments of $125,000 to HLHZ, is estimated to be approximately $625,000 (assuming a January, 2003 confirmation date) and McDonald's success fee, if no objection to same is sustained, is in the amount of $250,000.

         Ultimately, regardless of the interim payment procedure and payments made to professionals pursuant thereto, only the amounts finally allowed by the Bankruptcy Court will be required to be paid under the Plan.

B.       SECURED CLAIMS

         1.       SECURED CLAIM OF THE LENDERS

         The total principal amount due to the Lenders under the Facility, as of the Petition Date, was approximately $275.4 million. The Lenders believe that additional sums may be due under the Current Credit Facility which increase the claim of the Lenders to approximately $280 million plus possible post petition interest, costs fees and other charges. To secure payment of this debt, the Lenders assert a lien in substantially all assets of the Company, including accounts, chattel paper, inventory, equipment, instruments, general intangibles, fixtures, equity interests in subsidiaries and joint ventures, agreements, intellectual property, and real estate owned by the Company. The Company has retained the right to challenge all or any portion of the Lenders' asserted liens, and has requested additional information from the Lenders to aid in the Company's determination of the validity of the asserted liens. The Schedules filed by each of the Debtors further dispute the alleged secured claims of the Lenders and the Debtors intend to file objections to several proofs of claim filed by the Lenders primarily on the basis that the Lenders did not obtain the requisite consents to their purchase of the debt.

         The Company does not believe that the value of the liens securing the Lenders' claim equals the principal amount of the debt owed under the Facility. In determining that the Lenders' Collateral Value is $250,000,000 for purposes of the Plan, the Company has relied upon its financial consultants, HLHZ. In their analysis, HLHZ has utilized several generally accepted approaches to obtain a selected enterprise value of the Company. These approaches included the market comparison approach, the comparable transaction approach and the discounted cash flow approach. After completing its analysis, HLHZ determined that the selected enterprise value of the Company was $250,000,000 to $275,000,000.

         At the time that the Bankruptcy Cases were filed, HLHZ advised the Company of their opinion that the value of the Lenders' collateral was $250,000,000. HLHZ has now added that it believes the value of the Lenders' collateral is in the range of $250,000,000 to $275,000,000. This range of values includes a value of $20,000,000 for the Company's NOL's. HLHZ has stated the value as a range primarily for two reasons. Specifically, since the bankruptcy proceeding was filed, the Company has (1) performed better than anticipated and
(2) experienced less negative reaction in the marketplace than anticipated. The Company believes that the Plan appropriately defines the Lenders' Collateral Value as the fair market value of the assets securing the Lenders' Claims which for purposes of the Plan will be $250,000,000 or such other value as is determined by the Court at the Confirmation Hearing. HLHZ is prepared to testify that the interest rate to be applied to the Lenders' secured claim under the Plan is appropriate to provide present value to the Lenders without considering the leverage or capital structure of the Company.

         The Lenders believe that "Enterprise Value" is not the same thing as the Lenders' Collateral Value since Enterprise Value does not include the Company's cash as an asset and deducts from the value of the Company's assets the Company's current liabilities. Consequently, the Lenders believe that in order to arrive at the Lenders Collateral Value, the Company's cash and an amount equal to the Company's current liabilities must be added to the Enterprise Value. The Lenders believe that the Lenders Collateral Value substantially exceeds the amount of the claims of the Lenders. Consequently, the Lenders believe that the note to be received by the Lenders pursuant to the Plan will be in excess of $280 million.


         The Lenders believe that HLHZ has testified that the rate of interest to be provided to the Lenders secured claim under the Plan is the appropriate rate of interest for a typical bank loan. The Lenders have interpreted HLHZ's testimony to mean that the Company could not borrow $250 million at 6.8% interest and that a 6.8% rate of return will not provide present value to the Lenders of the amount of their secured claims. The Lenders have further interpreted HLHZ's testimony to mean that to provide $250 million of capital to a company like the Company, assuming a capital structure of 75% debt and 25% equity, the cost of capital would be approximately 12.6%. The Lenders believe that the Plan, however, provides for debt in excess of 100% of the asset value.

         2.       SECURED CLAIM OF BANK OF AMERICA LEASING

         The Company has scheduled a disputed secured claim in favor of Bank of America Leasing in the amount of $18,007.53. This claim relates to equipment leases, and investigation into the alleged secured status of this claim is ongoing.

         3.       SECURED CLAIM OF BANKERS TRUST COMPANY: LETTERS OF CREDIT

         As part of a collateral security requirement incident to the Company's insurance policies, Bankers Trust Company/Deutsche Bank issued the following letters of credit to the named beneficiaries for the benefit of the Company:

         Letter of Credit # S-12284, originally issued on January 28, 1998, in the current amount of $2,500,000 (as of Dec. 6, 2000), in favor of Sentry Insurance for workers compensation insurance policies 90-04405-01, -02, -04, and -05.

         Letter of Credit #S-13267, originally issued on January 24, 2000, in the amount of $450,000, in favor of General Electric Capital Corporation for the AHP leased vehicle program.

         Letter of Credit #S-12237, originally issued on January 1, 1998, in the current amount of $400,000 (as of Jan. 1, 2002), in favor of Liberty Mutual Group for certain workers compensation insurance policies.

         Each of these letters of credit is secured by the same assets of the Company on which the Lenders assert liens. Each of the letters of credit are nearing expiration or have already expired, and Bankers Trust Company/Deutsche Bank has notified the Company that none of the letters of credit will be renewed. It was originally the Company's understanding that one or more of the Lenders wished to replace these letters of credit by issuing replacement letters on comparable terms, which replacement(s), if any, were required to have taken place on or before November 30, 2002 for letters of credit #S-13267 and #S-12237, and on or before December 20, 2002 for letter of credit #S-12284. Should replacement letters of credit not issue and should any of the named beneficiaries present a draw on any of the letters of credit, the secured claim of Bankers Trust Company/Deutsche Bank against the Company will be increased. To date, none of the letters of credit have been replaced and the Company believes that draw(s) of same are imminent.

         4.       OTHER SECURED CLAIMS

         With the exception of some tax claims filed as priority claims and/or filed as secured claims, the Company is presently unaware of any other creditors holding valid secured claims. However, various taxing authorities and other entities (excluding the secured claims asserted by the Lenders and the secured claims of Deutsche Bank related to the letters of credit) have asserted approximately $1,000,000 in secured claims. Investigation into these alleged secured claims is ongoing. The Plan provides a means to deal with any such secured claims that are filed and determined to be valid by establishing a Class 4 with separate subclasses to treat any allowed secured claims against the Company, if any.

C.       PRIORITY CLAIMS

         On the Petition Date, the Company filed a motion to pay priority wage claims of its employees, in amounts up to $4,650 per employee. This motion was granted and therefore $2,827,284 in prepetition wage claims were paid to employees. Therefore, the Company does not believe that any unpaid priority wage claims pursuant to ss. 507(a)(3) exist. The Company's Schedules reflect priority Tax Claims in an amount of $1,509,936.04. Certain of these priority tax claims have been scheduled as unliquidated and/or disputed.

         Proofs of claim asserting priority claims in the amount of approximately $6,500,000 have been filed against the Debtors in the aggregate. The Company believes that many of these Claims may in fact be duplicates, with the same Claim filed against more than one Debtor, may be repetitive of claims scheduled by the Debtors, and that numerous of these Claims asserting alleged priority status are misfiled and are actually either Unsecured Claims or are intended to assert Administrative Claims.

D.       UNSECURED CLAIMS

         The Company's Schedules reflect unsecured debt as of July 31, 2002 in the amount of $25,498,294.12, excluding the unsecured deficiency claim of the Lenders discussed separately below. The records maintained by the claims agent indicate unsecured claims filed against all Debtors in the aggregate amount of approximately $38,632,335.11. While efforts have been made by the claims agent to cull out duplicate claims, the Company believes that many of these Claims may in fact be duplicates, with the same Claim filed against more than one Debtor. Additionally, filed proofs of claim are in many instances repetitive of claims scheduled by the Company. Included within this aggregate amount of filed unsecured claims is approximately $15,383,924 (after accounting for duplicate claims) in claims filed by prepetition tort claimants alleging injuries resulting from automobile accidents or other events. The Company believes that these tort claimants have significantly overstated the amount of their claims. For additional discussion of the claim of prepetition tort claimants, please see the discussion below entitled "Pending Litigation Claims Against the Company."

         It is further possible that CMS may assert unsecured claims against the Company arising from alleged overpayments to the Company as a result of healthcare claims submitted by the Company and processed by CMS. In order to file such an overpayment claim, CMS would have to allege either that claims submitted to CMS by the Company did not have adequate documentation, that the services for which the claim was submitted were not actually rendered by the Company, or that the claim was not submitted in accordance with Medicare regulations. During the relevant prepetition fiscal periods, the Company had in place a compliance plan to minimize any billing errors that could give rise to an overpayment claim. Presently, the Company engages in a daily reconciliation process in an effort to identify and immediately refund any noted overpayments due to CMS. Therefore, while the Company has not attempted to estimate the amount of any alleged overpayment claims that may be filed by CMS, to the extent that any might exist, the Company believes that same would not be substantial. The bar date for governmental units has not yet passed, therefore CMS has not filed any overpayment claim against the Company.

         1.       THE COMPANY'S 20 LARGEST UNSECURED CREDITORS

         While proofs of claim purporting to assert unsecured claims have been filed against all Debtors, to the best of the Company's knowledge, none of the subsidiary Debtors have any unsecured trade creditors (other than their parent entity) as the parent entity Debtor (American HomePatient, Inc.) makes all credit purchases for goods, supplies and services used by the affiliate Debtors. American HomePatient, Inc.'s list of 20 largest unsecured creditors was filed with the Court and is available for review. As stated above, while parties asserting prepetition tort claims have filed very large unsecured claims against the Debtors, the Company believes first of all that these claims are vastly overstated and in inflated amounts and, second of all, the Company believes at this time that their deductible obligations on the applicable prepetition insurance policies have been satisfied in full. Therefore, the Company should not have any further liability to the prepetition tort claimants and no tort claimants are included in the top 20 list. The Lenders are creditors of each of the subsidiary Debtors and to the extent that the Lenders are not fully secured, the Lenders assert that any deficiency claims will constitute claims against each of the subsidiary Debtors. The Company believes that this issue is moot because of the substantive consolidation proposed by the Plan.

         2.       THE LENDERS' UNSECURED DEFICIENCY CLAIM

         The Plan defines the Lenders' Collateral Value (the secured portion of the Lenders' claim) as the fair market value of the assets securing the Lenders' Claims which for purposes of the Plan will be $250,000,000 or such other value as is determined by the Court at the Confirmation Hearing. Based upon this $250,000,000 valuation, the unsecured deficiency portion of the Lenders' claim is approximately $25.4 million which is treated in Class 5 of the Plan. This claim is a claim against each of the Debtors.

         3.       CLAIM OF THE UNITED STATES DEPARTMENT OF JUSTICE

         On June 11, 2001, a settlement agreement (the "SETTLEMENT") was entered into by and among the Company; the United States of America, acting through the United States Department of Justice on behalf of the Office of Inspector General of the United States Department of Health and Human Services ("OIG") and the TRICARE Management Activity; and a former Company employee, as relator. This Settlement was approved by the United States District Court for the Western District of Kentucky, the court in which the relator's false claim action was filed. The Settlement covers alleged improprieties by the Company during the period from January 1, 1995 through December 31, 1998, including allegedly improper billing activities and allegedly improper remuneration to and contracts with physicians, hospitals and other healthcare providers. Pursuant to the Settlement, the Company made an initial payment of $3.0 million in the second quarter of 2001 and agreed to make additional payments in the principal amount of $4.0 million, together with interest on this amount, in installments due at various times over the next 57 months. The next scheduled principal payment under the Settlement Agreement is due in March 2004 and will be in the amount of $500,000. Another $500,000 principal payment will be due ten months later, a $1,000,000 principal payment is due six months thereafter, and the final $2,000,000 principal payment will be due in March 2006. The Settlement did not resolve the relator's claims that the Company discriminated against him as a result of his reporting alleged violations of the law to the government. The Company denies and intends to vigorously defend against these claims, which were automatically stayed upon the filing of these cases.

         At the request of the Department of Justice, language clarifying the effect of the Plan on the claims and rights of the United States, its agencies and departments has been added at P.P. 11.5-11.6 of the Plan.

         4.       PENDING LITIGATION CLAIMS AGAINST THE COMPANY

         The Company also was named as a defendant in two other False Claims Act cases. In each of those cases, the Department of Justice declined to intervene and such cases were subsequently dismissed by the trial court. One of these cases, United States ex. rel. Kirk S. Corsello v. Lincare, et al. (N.D. Ga.), was dismissed with prejudice on the motion of the Company on March 9, 2001. The appeal of that dismissal was argued in November 2001, however, in December 2001 the Court of Appeals for the Eleventh Circuit dismissed the appeal on jurisdictional grounds and returned the case to the trial court. In January 2002, the Company filed a Motion for Reconsideration with the Court of Appeals and the Court of Appeals denied the motion on July 10, 2002. On August 5, 2002, the Company filed a Notice of Bankruptcy which stays the proceedings as to the Company. Mr. Corsello's qui tam complaint alleged that the Company and numerous other unrelated defendants, including other large DME suppliers, engaged in a kickback scheme to provide free or below market value equipment and medicine to physicians who would in turn refer patients to the defendants in violation of the False Claims Act.

         The other case, United States ex. rel. Alan D. Hutchison v. Respironics, et al. (S.D.N.Y. and N.D. Ga.), was dismissed without prejudice on Mr. Hutchison's own motion on March 22, 2001. Since that date, the Company has not been served with any additional papers in this case. Mr. Hutchison's qui tam complaint alleged that the Company and numerous other unrelated defendants filed false claims with Medicare for ventilators that the defendants allegedly knew were not medically necessary.

         The Company was also informed in May 2001 that the United States was at that time investigating its conduct during periods after December 31, 1998, and the Company believes that this investigation was prompted by another qui tam complaint against the Company under the False Claims Act. The Company has not seen a complaint in this action, but believes that it contains allegations similar to the ones investigated by the government in connection with the False Claims

Act case covered by the Settlement discussed above. The Company believes that, even if pursued, this second case will be limited to allegedly improper activities occurring after December 31, 1998. The Company has heard nothing regarding this investigation since the filing of these cases.

         The Company is also a defendant in several lawsuits filed by claimants alleging injuries resulting from automobile accidents or other events. Proofs of claim totaling approximately $29,057,604.08 have been filed by these prepetition tort claimants. It appears that several claims were duplicates. In addition, certain claims were not timely filed. The Company believes that the total amount of prepetition tort claims that are not duplicates and that were timely filed is approximately $15,383,924.25. The Company believes that, aside from the duplicates, the tort claimants in general have significantly overstated the amount of their claims. However, the Company believes at this time that their deductible obligations on the applicable prepetition insurance policies have been satisfied in full. Therefore, the Company believes that it should not have any further liability to the prepetition tort claimants.

         Further, the Company has worked postpetition with counsel for some of the tort claimants and the Company's insurers. Based on these efforts, the Company anticipates that agreements may be reached whereby an individual tort claimant would agree to withdraw any filed proof of claim and release the Company from all liability arising from the prepetition incident which allegedly caused injury. In turn, the Company would agree to modify the automatic stay to allow the tort claimants to pursue other available remedies. The Company continues to work with the tort claimants and the Company's insurers with regard to the scope of coverage and agreements to modify the automatic stay. If appropriate, the Company will object to those claims which have been overstated or were not timely filed.

         In addition, from time to time, the Company also receives notices and subpoenas from various government agencies concerning plans to audit the Company, or requesting information regarding certain aspects of the Company's business. The Company cooperates with the various agencies in responding to such subpoenas and requests. The Company expects to incur additional legal expenses in the future in connection with existing and future investigations. Finally, Company is involved in several routine legal matters that are incidental to their business. There are, however, no other legal proceedings pending or threatened against the Company, that would, in the opinion of management, have a material adverse impact on the successful reorganization of the Company.

                  ARTICLE VII. PROGRESS OF THE CHAPTER 11 CASES

         On July 31, 2002, the Debtors filed their voluntary petitions. On the Petition Date, the Debtors filed several motions incident to the management of the Bankruptcy Cases which have been granted by the Bankruptcy Court, including, but not necessarily limited to, a motion to authorize the joint administration of all the Debtors' estates; a motion to limit notice of certain matters in these cases and to establish certain other case management procedures designed to aid in the efficient administration of these cases; an emergency motion to maintain existing bank accounts and to continue its prepetition investment practices; a motion to establish certain claims bar dates; motions to establish procedures for reclamation claims and to pay pre-petition shipping charges owed at the time of the filing to avoid any interruption or delay in shipment of goods; a motion to pay certain critical vendors of the Company; and motions to assume critical contracts with certain prepetition service providers.

A.       CASH COLLATERAL

         Cash collateral is described in ss. 363 of the Bankruptcy Code as cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents whenever acquired in which the estate and an entity other than the estate have an interest. Upon the commencement of these Bankruptcy Cases, the cash and cash equivalents in which the Lenders asserted a pre-petition security interests became the "cash collateral" of the Lenders. On the Petition Date, the Debtors filed an emergency motion to use cash collateral and to provide a replacement lien to the Lenders as adequate protection for the use thereof. On August 1, 2002, an Order Authorizing Interim Use of Cash Collateral was entered granting the Debtors use of cash collateral to the extent necessary to avoid immediate and irreparable harm to the Company.

         After weeks of intense negotiations, on October 15, 2002, an Agreed Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection ("Final Cash Collateral Order") was presented jointly to the Bankruptcy Court for entry by the Company, the Lenders and the Committee. Pursuant to the Final Cash Collateral Order, the Company has the use of cash collateral through the week ending March 28, 2003 pursuant to the Cash Forecast attached to the Order and the Company has agreed, among other things, to provide adequate protection payments to the Lenders in the amount of $1,600,000 per month subject to the terms and provisions of the Final Cash Collateral Order.

         Also as part of the Final Cash Collateral Order, the Lenders agreed that they would

         "... neither file a plan nor support a plan that provides for gross payments to unsecured creditors (excluding the claim of the United States Government ... of approximately $4,000,000.00 and the deficiency claim of the Lenders) of less than $18,000,000.00 payable in three equal annual installments at no interest. The form of the payment under a plan may be unsecured and may be evidenced by a note from the Debtor or the reorganized Debtor, provided payments and amounts are consistent with the terms described above. In addition, the Lenders agreed that during the pendency of the Bankruptcy Case, "... if a plan is not confirmed and if there is a sale of all or substantially all of Debtors' assets outside a plan or if a liquidation occurs (including under Chapter 7), the unsecured creditors (excluding the deficiency claim of the Lenders and, unless the Court orders otherwise, the ... claim of the United States Government) will receive the amounts set forth in subparagraph (g) above of this Order, notwithstanding the superpriority administrative claim granted to the Lenders pursuant to this Order."

         Also as part of the negotiations for the Final Cash Collateral Order, the Company secured the agreement of the Lenders and the Committee that neither would seek or support a termination of the Debtors' exclusive period to file and confirm a plan of reorganization through March 31, 2003.

B.       EMPLOYEE MATTERS

         On the Petition Date, the Company filed a motion to pay priority wage claims of its employees, in amounts up to $4,650 per employee. This motion was granted and therefore $2,827,284 in prepetition wage claims were paid to employees. The Company has also received permission from the Bankruptcy Court to continue its current insurance and reimbursement practices, plans, and policies.

C.       KEY EMPLOYEE RETENTION PLAN

         The Company filed a motion to approve a Key Employee Retention Plan (the "KERP Motion") comprised generally of three different elements: (1) assumption of employment and severance agreements for 13 key senior executives,
(2) a retention and emergence bonus program for approximately 433 key employees, and (3) approval of the Company's existing 2002 Incentive Plan, for approximately 291 key management employees, and of the Company's existing Branch and Billing center Bonus Pool for approximately 2,600 non-management employees. On October 15, 2002, the Company presented an Order granting in part the KERP Motion and approving element (3) above. The Company withdrew its request for approval of elements (1) and (2) without prejudice to its right to re-urge the request at a later date. The Company has therefore retained the right to seek implementation of a retention and emergence bonus program and the assumption of the referenced employment and severance agreements, and the Company intends to assume the referenced employment and severance agreements in connection with confirmation of the Plan. The Company does not intend to seek approval of a retention and emergence bonus plan.

D.       UTILITIES

         The Company filed a motion for authority to pay the pre-petition claims of the numerous utility companies that provide services to the Company's operating and billing centers. The Company additionally requested the Court deem the payment of the pre-petition obligations along with the Company's proposal to timely pay for post-petition utilities as adequate assurance of payment for future services under ss. 366 of the Bankruptcy Code. The Company's motion also requested the Court establish procedures for any utility company to request additional or other adequate assurance. The motion was granted by Order entered on August 1, 2002 and noticed out to all appropriate parties on August 6, 2002.

E.       APPOINTMENT OF THE OFFICIAL UNSECURED CREDITORS COMMITTEE

         On or about August 7, 2002, the United States Trustee appointed a five
(5) member Official Unsecured Creditors Committee (the "COMMITTEE"). The Committee has employed Waller Lansden Dortch & Davis as their counsel and McDonald Investments, Inc. as financial advisors. The fees and expenses of the Committee's professionals will be paid by the Company.

            ARTICLE VIII. FINANCIAL INFORMATION AND FUTURE OPERATIONS

         THE FINANCIAL INFORMATION DESCRIBED BELOW WAS COMPILED BY THE COMPANY. THIS FINANCIAL INFORMATION HAS NOT BEEN SUBJECTED TO AN AUDIT. THE COMMITTEE HAS NOT PARTICIPATED IN PREPARING THIS DISCLOSURE STATEMENT AND HAS RELIED UPON THE DEBTORS AND THEIR PROFESSIONALS REGARDING THE PREPARATION AND THE INCLUSION OF THIS INFORMATION IN THIS DISCLOSURE STATEMENT. THE COMMITTEE HAD NO ROLE IN THE PREPARATION, REVIEW, OR PRESENTATION OF THE ANNUAL PROJECTION UNDERLYING THE RESTATED PROJECTION REFLECTED HEREIN, AND MAKE NO REPRESENTATION OR WARRANTY AS TO THE CORRECTNESS OR ACCURACY HEREOF. THE FINANCIAL PROJECTIONS ARE FORWARD-LOOKING PROJECTIONS AND ARE BASED UPON NUMEROUS ASSUMPTIONS, INCLUDING BUSINESS, ECONOMIC, AND OTHER MARKET CONDITIONS. MANY OF THESE ASSUMPTIONS ARE BEYOND THE CONTROL OF THE COMPANY AND ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY. SUCH ASSUMPTIONS INVOLVE SIGNIFICANT ELEMENTS OF SUBJECTIVE JUDGMENT WHICH MAY OR MAY NOT PROVE TO BE ACCURATE, AND CONSEQUENTLY, NO ASSURANCES CAN BE MADE REGARDING THE ANALYSES OR CONCLUSIONS DERIVED FROM ANALYSES BASED UPON SUCH ASSUMPTIONS. THE COMMITTEE IS NOT IN A POSITION TO MAKE ASSURANCES AS TO THE FEASIBILITY OF THE RESTATED PROJECTIONS, THE REASONABLENESS OF ASSUMPTIONS USED IN DEVELOPING THE RESTATED PROJECTIONS, OR THE ABILITY OF THE COMPANY TO ACHIEVE THE PROJECTED RESULTS.

A.       HISTORICAL FINANCIAL INFORMATION: COMPANY'S RESULTS OF OPERATIONS

         The historical audited financial statements of the Company for the fiscal years ended December 31, 1999, 2000, and 2001 are available for review upon request of any party in interest. Attached as collective Exhibit "C" is certain historical financial information and certain financial projections of future performance.

         With regard to the presentation of historical financial information, as stated above, the Company has employed Deloitte & Touche LLP ("D&T") post-petition as accountants, independent auditors, and tax service providers. In this role, D&T has examined the historical audited financial statements of the Company prepared by the Company's prior accountants. D&T and the Company's management have evaluated the accounting treatment for certain fees associated with the Company's Fifth Amended and Restated Credit Facility entered into in June 2001 (the "CURRENT CREDIT FACILITY"), and the Company has now determined that it had incorrectly accounted for such fees in its 2001 and 2002 financials. The Company's financial statements therefore did not reflect incurred Credit Facility fees and interest, and deferred fees associated with the Current Credit Facility that should have been expensed. As a result, the Company will restate its consolidated financial statements for the year ended December 31, 2001, and for the quarters ended June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002 and June 30, 2002. Management anticipates that the restatement will have the effect of increasing the Company's fiscal 2001 reported pre-tax loss by approximately $1.7 million and will improve pre-tax earnings (loss) by approximately $800,000 in fiscal 2002 from what would have been reported by the Company under its historical accounting treatment for these fees. Management of the Company previously believed that the Company's method of recording these fees was appropriate and the Company's prior accountants, Arthur Anderson, LLP, concurred with Managements' accounting treatment of the fees.

         Now that management of the Company has been advised of the error, and pursuant to requirements of the SEC, the Company has engaged D&T to audit the Company's restated annual financial statements for fiscal 2001 and to perform a review of the Company's interim financial statements for the second, third and fourth quarters of fiscal 2001 and the first and second quarters of fiscal 2002. Following the completion of the audit and reviews, the Company will make amended filings with the SEC to restate its financial statements to appropriately account for the items discussed above and will then file the Company's Form 10-Q for the third quarter of 2002. The adjustments described above will not affect the Company's reported revenues, reported EBITDA, current cash position or future results of operations. Therefore, notwithstanding the reaudit and restatement, the Company believes that its financial reports for 2001 reflect solid improving business operations and remain a reasonable basis by which to judge the Company's projections of future operations.

         With regard to the financial projections, these are forward-looking projections prepared by the Company in conjunction with and as assisted by HLHZ in accordance with generally accepted accounting principles. The Company believes that these Exhibits reflect a fair and reasonable representation of the Debtors' anticipated future operations. The Company forecasts improvements in financial results as compared to the historical results of the business for the fiscal years ended December 31, 1999, 2000 and 2001. The projections do not attempt to anticipate any short-term impact of the disruption caused by the Company's Chapter 11 filing. However, the Company has experienced minimal disruption in business operations post-petition, and the detrimental impact of the Bankruptcy Cases on the Company has been less than anticipated.

         Since the Current Executive Team assumed control of the day-to-day operations of the Company at the end of 1998, it has taken significant steps to stabilize revenues, reduce expenses, streamline operations, and create appropriate organizational functions. These efforts have resulted in stabilized revenues, generated proceeds from dispositions of non-core businesses, improved margins, and created a corporate structure capable of managing future growth.

         These efforts also have enabled the Company to pay to the Lenders approximately $41.5 million in principal, $99.8 million in interest, and $7.9 million in fees since early 1999. Moreover, the Company has operated without substantial borrowing capacity during that period and with no revolving credit at all since June 2001. These capital constraints have limited the Company's ability to grow its business. The Plan will enable the Company to capitalize on the progress that it has made under the Current Executive Team and to grow the Company's revenues and improve its margins.

B.       POST-PETITION FINANCIAL INFORMATION: RESULTS OF BUSINESS OPERATIONS

         Overall, the business operations of the Company have continued uninterrupted since the Petition Date, with the Current Executive Team, management and employees making every effort to minimize the affect of the Bankruptcy Cases. The current information reflecting October and Year-To-Date 2002 Results (In Thousands) is as follows:

                                                         OCTOBER                          YEAR-TO-DATE THROUGH OCTOBER 31, 2002(8)
                                         ------------------------------------------       ----------------------------------------
                                          Actual         Projections       Variance        Actual       Projections       Variance
                                         -------         -----------       --------       --------      -----------       --------
Sales Revenue                            $12,259            $11,792          $467         $112,381        $111,853         $  528
Rental Revenue                            15,361             15,324            37          151,180         151,525           (345)
Other Revenue                                474                619          (145)           4,191           4,451           (260)
                                         -------            -------          ----         --------          ------         ------
    Total Net Revenue                    $28,094            $27,735          $359         $267,752        $267,829         $  (77)
Bad Debt Expense                            $444               $943          $499         $ 10,049        $ 11,050         $1,001
    % of Net Revenue                         1.6%               3.4%                           3.8%            4.1%

EBITDA(9)                                $ 4,008            $ 3,784          $224         $ 38,099        $ 37,861         $  238
    % of Net Revenue                        14.3%              13.6%                          14.2%           14.1%

-----------------

         (8) Year-to-date numbers exclude results from the Company's operations in Rhode Island which were sold in March of 2002.

         (9)      Before Reorganization expenses.

Among other trends in improving business operations are the following with regard to accounts receivable:

                                                                                                                     YTD THROUGH
                                                         1999                    2000               2001             OCTOBER, 2002
                                                         ----                    ----               ----             -------------
Bad Debt                                                 10.0%                    6.5%               4.5%                 3.7%

Net Patient
A/R Balance (000,000s)                                  $75.2                   $74.5              $60.1                $53.1

Cash Collections                                           93%                     92%                97%                  98%

DSO                                                        81                      76                 67                   61

Billing Centers                                            57                      48                 37                   28

Operating Systems                                          16                      13                  8                    5


         Among the actions begun prepetition and continued postpetition to streamline the business operations and increase productivity and profitability are the following: Increase quantity and quality of Account Executives; increase the effectiveness, accountability and coordination of Divisional Vice Presidents, Area Vice Presidents and Directors of Sales; revise the Company's Target Branch Strategy to an "All Branch Strategy" with appropriate levels of resource commitment and inspection based upon priority level; revise Field Incentive Plans to provide greater emphasis on revenue growth and to reward employees for achieving planned revenue; enhance managed care contract targeting, attainment, maintenance and measurement process; and develop and implement improved methods for tracking, measuring and reducing open orders to improve quality and collectibility. The Company has additionally closed one billing center and seven billing locations, completed three billing location software conversions, replaced key employees in troubled regions and addressed issues at problem branches, replaced the Director of Field Operating Systems, began implementation of a networked document imaging solution, taken further steps to ensure prompt Medicare compliance, and reduced staffing levels where appropriate. Overall, the Company has initiated employee and other significant cost reductions, streamlined and refocused product lines, focused its efforts on the targeted customer base, and operations are consistent with the Company's financial projections.

C.       FUTURE OPERATIONS OF THE REORGANIZED DEBTORS

         1.       THE FUTURE OF THE MARKET

         The Company operates in the home health care services and products market, primarily by providing respiratory and infusion therapies and home medical equipment and supplies. The Company will continue this focus after this reorganization. As the population of the United States continues to age and facility-based health care costs continue to rise, demand for the Company's products and services is expected to continue to increase.

         The payment sources for the Company"s products and services will continue to be primarily government reimbursement and third-party insurance. These payment sources may make efforts in the future to contain costs and reduce payments in a variety of healthcare fields, which could include the Company"s industry. The effect or nature of such efforts, if any, is unknown at this time and, according to the Lenders, constitutes a significant risk to the future profitability of the Company's operations and ability to meet its obligations under the Plan.

         2.       STRATEGIC GOALS & OBJECTIVES

         In the future the Company will focus on a number of strategic and operating goals and objectives in an effort to maximize financial performance:

         (a) Implement strategies to maximize revenue growth and improve product mix; and

         (b) Reduce expenses, primarily by completing billing center consolidation.

         3.       REVENUE GROWTH

         The Company historically grew revenues through acquisitions. Revenues plunged as a result of prior strategies implemented before the Current Executive Team arrived. The Current Executive Team stabilized revenues but is now seeking to grow revenues. To do so, it intends to focus on the sales and marketing function, which historically has been weak at the Company. The Company currently intends to implement a number of strategies to improve the sales function, primarily increasing the size of the sales force and the number of sales support positions. This process has begun already, with the Company"s efforts to recruit and train an improved sales force, the implementation of sales strategies and programs, and the move to hold sales and marketing personnel accountable for performance from both a sales volume and account profitability point-of-view, thus increasing incentives to perform well.

         The Company"s financial projections assume that revenue will increase approximately 4.5% to 4.9% per year beginning in fiscal year 2004. The Lenders believe that the Company should disclose that its historical annual percentage increase in revenues during the last five years has been approximately 1.5% per year. For the reasons stated in this section and in the sections regarding Historical Revenue and Collections and Sales and Marketing above, the Company believes that its revenue growth projections are reasonable. The Lenders do not agree with this assessment. Moreover, the Company notes that its annual percentage of revenue growth has improved from -2.7% in 2000 to approximately 1.7% in 2002, that its bad debt expense has markedly decreased, and its costs of collection as a percentage of gross revenue have decreased. The Company believes that these factors further indicate that the Company"s annual revenue growth projections are reasonable.

         4.       IMPROVED EBITDA MARGINS

         The Company intends to improve EBITDA margins by achieving revenue growth in excess of growth in expenses and by increasing the percentage of higher margin products within its product mix. The Company believes that it can achieve these results in part by leveraging its fixed costs and by directing its sales and marketing efforts toward higher margin products.

                  ARTICLE IX.  CONFIRMATION OF THE JOINT PLAN

         THE PLAN IS A COMPREHENSIVE PROPOSAL BY THE COMPANY AND THE COMMITTEE THAT PROVIDES FOR THE CONTINUATION OF THE COMPANY"S BUSINESS, PAYMENT IN FULL OF ALL ALLOWED CLAIMS, AND FOR THE RETENTION BY INTEREST HOLDERS OF THEIR OWNERSHIP INTEREST IN THE COMPANY.

         THE PLAN OF REORGANIZATION IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT "A." ALL TERMS FOR IMPLEMENTING THE PLAN, TREATMENT OF CLASSIFIED AND UNCLASSIFIED CLAIMS AND INTERESTS, PROVISIONS REGARDING ALL PROPERTY DEALT WITH BY THE PLAN, AND OTHER IMPORTANT TERMS AND CONDITIONS ARE CONTAINED IN THE PLAN. YOU ARE URGED TO REVIEW THE PLAN CAREFULLY. THE PLAN PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ALL CLAIMANTS OF THE DEBTORS AND, CONSEQUENTLY, THE PLAN PROPONENTS URGE ALL CLAIMANTS TO VOTE TO ACCEPT THE PLAN.

A.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

         The Confirmation of the Plan will effect the substantive consolidation of the Debtors as follows:

         (a) The assets of the Debtors shall be treated as a single consolidated estate;

         (b) A Claim against any one of the Debtors shall be treated as a Claim against the consolidated estate;

         (c) All intercompany claims between and among the Debtors, if any, are eliminated for Plan purposes so that such claims shall not be classified, will not vote and will not receive any distribution under the Plan;

         (d) All claims filed by the same Creditor against more than one Debtor are eliminated to the extent that such claims are duplicate claims; and

         (e) The separate corporate structures of the Debtors shall continue.

                  The purpose of substantive consolidation is to insure the equitable treatment of all creditors of all Debtors. As evidenced by the Schedules and Statements of Financial Affairs filed by each of the Debtors, the operations of the Company as a whole are at American HomePatient, Inc., a Delaware corporation. The Debtors did not intentionally conduct separate business with creditors as twenty-five
         (25) separate companies, and, in many
         instances, the continued existence of the separate corporate entities is merely due to the fact that they have not yet been liquidated and merged into respective parent entities, not because they maintained a separate business purpose or existence. Equity dictates that these currently separate estates be consolidated to reflect the reality that all creditors of the Debtors were, in actuality, dealing with one company.

                  The result of substantive consolidation of the Debtors" estates is the pooling of the assets and liabilities of the Debtors, and the elimination of intercompany claims, if any, and of duplicate claims filed by creditors. The extent of the intercompany guaranties, security agreements and stock pledged agreements executed by each of the Debtors incident to the lending relationships discussed elsewhere in this Disclosure Statement is reflected on each of the Debtors" separate Schedules. The requested substantive consolidation will eliminate the duplication of these guaranties and appropriately treat the Lenders" secured debt as a single liability of the consolidated Company. Practically, substantive consolidation would also eliminate the potential classification and voting problems incident to the Debtors" claims against each other necessarily involved in a separate plans scenario, not to mention elimination of the possibility of having up to twenty-five (25) separate plans. The presentation and confirmation of a single plan of reorganization for all of the Debtors will expedite the plan process, and save all parties delay and uncertainty.

                  The requested consolidation of the Debtors" estates is appropriate under the circumstances of this case. The Debtors operated pre-petition as a single economic and business unit. The Debtors have consistently held themselves out as one Company, and did not operate as independent corporations engaged in separate businesses. The Debtors operated under a centralized accounting system, with all books and records kept in one central location in Brentwood, Tennessee. The Debtors" financial reporting is done and federal tax returns are filed on a consolidated basis. The overlap of the roles of the officers and management of the Debtors indicate that the same set of persons controlled and directed each of the Debtors as a single enterprise. The business affairs of the Debtors are intertwined both internally and externally; substantive consolidation of the Debtors" estates will merely serve to reflect the economic reality in which the Debtors did business pre-petition.

                  Under these facts, the Plan provides for the substantive consolidation of the Debtors. The Debtors believe that the benefits to be achieved by substantive consolidation far outweigh any detriment that might result to any one particular creditor, and substantive consolidation is in the best interests of all creditors of these estates.

         The Lenders believe that substantive consolidation is not appropriate and cannot be accomplished pursuant to the Plan without the affirmative vote of the creditors of each of the Debtors separately or a Constitutional independent determination by the Bankruptcy Court. The Lenders assert that, since the Lenders appear to be either the only creditors of the subsidiary Debtors, or constitute the overwhelming majority of such creditors, substantive consolidation pursuant to the affirmative vote of the creditors of the subsidiary Debtors does not appear to be possible. The Lenders do not believe that the Bankruptcy Court can independently determine that substantive consolidation is Constitutionally appropriate because non consensual substantive consolidation is not a remedy available to the Bankruptcy Court. The Lenders also believe that the assets of the Debtors can be segregated and that little, if any, benefit will result from substantive consolidation while substantive consolidation, as proposed by the Debtors, will greatly harm the Lenders, by, among other things, eliminating the independent claims of the Lenders against each of the subsidiary Debtors. As admitted by the Debtors, operations are conducted by the subsidiary debtors to comply with regulatory requirements. In addition, payments are made by governmental payors directly to the subsidiary Debtors and are subject to the claims of the creditors of those subsidiary Debtors, including the Lenders. Separate financial statements are prepared for the subsidiary Debtors and separate state tax returns are filed for the subsidiary Debtors. Presumably, the Debtors observed corporate formalities. The Lenders assert that the Debtors did not hold themselves out to be one company to the regulatory authorities and substantive consolidation is not warranted.

         The Lenders believe that in light of the agreement by the Lenders in connection with the Cash Collateral Order to not support a plan that did not provide for payments to the unsecured creditors of less than $18 million that there is no good reason to substantively consolidate the Debtors.

         The Lenders believe that, although 25 separate plans of reorganization may not be required, a joint plan of reorganization must be structured to provide the creditors of each Debtor with the right to vote on the plan for that Debtor. The Lenders do not believe that the Plan appropriately provides for voting by the creditors of each of the Debtors and that substantive consolidation cannot be accomplished.

B.       SUMMARY OF CERTAIN PROVISIONS OF THE PLAN

         The information below is intended to be a summary only of certain material provisions of the Plan related to the payments to creditors. To the extent that any inconsistencies exist between the Plan and the information below, the terms of the Plan control. The Plan Proponents urge all parties in interest to carefully review the Plan.

         1.       UNCLASSIFIED CLAIMS

         Under the Bankruptcy Code, the payment of certain types of Claims is accomplished without the requirement of classification of those Claims into Classes. Administrative Claims and Priority Tax Claims are not classified under section 1123(a)(1) of the Code for purposes of voting or receiving distributions under the Plan. Treatment of these unclassified claims is summarized as follows:

         (A) GENERAL ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Administrative Claim, except as otherwise set forth in sections (b), (c), and
(d) of section 2.1 of the Plan shall receive either: (i) with respect to Administrative Claims which are Allowed Claims on the Effective Date, the amount of such holder"s Allowed Claim in cash on the Effective Date; (ii) with respect to Administrative Claims which become Allowed Claims after the Effective Date, the amount of such holder"s Allowed Claim in one cash payment as soon as practicable after such claim becomes an Allowed Administrative Claim; or (iii) such other treatment agreed upon by the Debtors and such holder; provided, however, that any such Administrative Claim representing a liability incurred in the ordinary course of business by any of the Debtors shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such liability and any agreements relating thereto. Any person or Entity that asserts an Administrative Claim that is not paid on the Effective Date shall be required to File with the Bankruptcy Court an application for payment of such asserted Administrative Claim and to serve notice thereof on all parties entitled to such notice. Any such Claims must be filed within 90 days from the Effective Date. The failure to file timely the application as required under this section 2.1(a) of the Plan shall result in the Claim being forever barred and discharged. An Administrative Claim with respect to which an application has been properly Filed pursuant to this Section 2.1(a) of this Plan and to which no objection has been filed or an objection has been filed but overruled by the Bankruptcy Court, shall become an Allowed Administrative Claim to the extent such Claim is allowed by Final Order.

         (B) FEE CLAIMS OF PROFESSIONALS. Each professional person whose retention with respect to this Chapter 11 Case has been approved by the Bankruptcy Court or who holds or asserts an Administrative Claim that is a Fee Claim shall be required to file with the Bankruptcy Court a final fee application within ninety (90) days after the Effective Date and to serve notice thereof on all parties entitled to such notice pursuant to applicable Bankruptcy Rules and in accordance with any orders entered in this Chapter 11 Case regarding the compensation of professionals. Payment of Court-approved compensation shall be made promptly after the Order approving such compensation becomes a Final Order. No Debtor or Reorganized Debtor will have any obligation for any Fee Claim that is disallowed or not approved by the Bankruptcy Court.

         (C) ADMINISTRATIVE TAX CLAIMS. Each holder of an Administrative Claim for Taxes for which Debtors are responsible and any other Taxes of the Debtors payable pursuant to Section 507(a)(1) of the Bankruptcy Code shall be paid the Allowed Amount of such holder's Claim in cash, in full, on the latest of: (i) the Effective Date, (ii) if Contested or unknown to the applicable Debtor, the date such Claim is Allowed by Final Order, or (iii) the date such payment is due under applicable law. Any person or Entity that asserts an Administrative Claim for Taxes that is not paid on the Effective Date shall be required to File with the Bankruptcy Court an application for payment of such asserted Administrative Claim and to serve notice thereof on all parties entitled to such notice. Any such Claims must be filed within ninety (90) days from the Effective Date. The failure to file timely the application as required under this section 2.1(c) of the Plan shall result in the Claim being forever barred and discharged. An Administrative Claim for Taxes with respect to which an application has been properly Filed pursuant to this Section 2.1(c) of this Plan and to which no objection has been filed or an objection has been filed but overruled by the Bankruptcy Court, shall become an Allowed Administrative Claim to the extent such Claim is allowed by Final Order.

         (D) PAYMENT OF FEES TO U.S. TRUSTEE. All fees payable under 28 U.S.C. " 1930 shall be paid in cash in full when due.

         (E) PRIORITY TAX CLAIMS. Each Allowed Secured or Priority Tax Claim shall be paid the Allowed Amount of such Claim in cash, in full, in accordance with the provisions of section 1129(a) of the Bankruptcy Code. If any Allowed Tax Claim is not paid in cash in full on the latest of (i) the Effective Date; (ii) the date a Contested Tax Claim is allowed in whole or in part by Final Order, or

(iii) the date such payment is due under applicable law, then the unpaid portion of such Allowed Tax Claims shall bear interest from the Effective Date until the date of payment at the Legal Rate; provided, however, that no Allowed Secured or Priority Tax Claim shall include any Claims for post-petition interest or for pre-petition and post-petition penalties, all of which interest and penalties, pre-confirmation and post-confirmation, shall be (i) deemed disallowed and (ii) fully discharged on the Confirmation Date. Each Contested Priority Tax Claim shall become an Allowed Priority Tax Claim only upon entry of, and only to the extent such claim is allowed by, a Final Order.

         2.       CLASSIFIED CLAIMS

         Section of the Bankruptcy Code states in part that "a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class." The Plan classifies Claims into eight (8) separate Classes and Interest Holders into one (1) Class, pursuant to ss. 1122 and 1123 of the Code. The classification and treatment of Claims and Interests pursuant to the Plan is detailed below:

         (A) CLASS 1 -- OTHER PRIORITY CLAIMS. Class 1 consists of all Allowed Other Priority Claims against the Debtors less any payments received by the holder of such Claim after the Petition Date. Each person or Entity holding a Class 1 Claim shall be paid the Allowed Amount of such Claim in cash, in full, on the latest of: (i) the Effective Date, (ii) the date such Claim is allowed in whole or in part by Final Order, or (iii) the date such payment is due under applicable law. Each Contested Priority Claim shall become an Allowed Priority Claim only upon entry of, and only to the extent such claim is allowed by, a Final Order. If any Allowed Priority Claims are not paid in cash in full on the latest of (i) the Effective Date; (ii) the date the Claim is allowed in whole or in part by Final Order, or (iii) the date such payment is due under applicable law, then the unpaid portion of such Allowed Priority Claims shall bear interest from the Effective Date until the date of payment at the Legal Rate.

         (B) CLASS 2 -- SECURED CLAIMS OF LENDERS. Class 2 consists of the Allowed Secured Claims of the Lenders against the Debtors. The Lenders assert a lien on substantially all of the Debtors' assets. The Class 2 Claims shall be satisfied by the Debtors' execution of a promissory note in a principal amount equal to the Lenders' Collateral Value. Such note shall be substantially in the form attached as Exhibit 1 to the Plan. The note shall bear interest from the Effective Date at the Secured Claim Interest Rate; shall provide for monthly payments of interest in arrears; and shall be due and payable in full on the sixth anniversary of the Effective Date. The note shall also require principal payments as follows: (i) beginning in fiscal year 2004, principal payments equal to one-third of the Excess Cash Flow during that fiscal year; and (ii) after the Class 5 and Class 8 Claimants are paid in full, payments equal to all of the Excess Cash Flow during each fiscal year. The note may be prepaid in whole or in part at any time without penalty. The amount of each year's Excess Cash Flow payment shall be paid in full by no later than March 31 of the following year, provided that an estimated prepayment of Excess Cash Flow shall be made on September 30, 2004 and September 30 of each year thereafter. The amount of this estimated payment shall be equal to one-half of the amount of anticipated Excess Cash Flow for the fiscal year as determined by the Company in good faith after taking into account all of the Reorganized Debtors' cash on hand and anticipated cash needs during the remainder of the fiscal year. As security for payment of the note, the Class 2

Claimants shall retain all Liens held as of the Petition Date, without the need for the execution of any new financing statements, security agreements, credit agreements and other existing documents relating to the Facility, all of which shall remain in full force and effect. All payments due to the Class 2 Claimants shall be paid to Bank of Montreal, as Administrative Agent.

         HLHZ is prepared to testify that the Secured Claim Interest Rate to be applied to the Lenders" secured claim under the Plan is appropriate to provide present value to the Lenders without considering the leverage or capital structure of the Company.

         (C) CLASS 3 -- SECURED TAX CLAIMS. Class 3 consists of all Allowed Secured Claims of any states and/or relevant municipalities and governmental entities for sales or property taxes that are secured by valid Liens on property of the Debtors. The holders of Class 3 Claims shall retain their Liens to secure payment of their Allowed Secured Tax Claims. Class 3 Claims shall be paid in full in cash on the later of (i) the date that is 90 days after the Effective Date or (ii) the date such Claim is Allowed by Final Order.

         (D) CLASS 4 -- OTHER SECURED CLAIMS. Class 4 consists of separate subclasses for any Allowed Secured Claim against any of the Debtors other than Class 2 and 3 Secured Claims. Each subclass shall be treated as a separate class. The designation of a subclass does not constitute an acknowledgement that such party holds an Allowed Secured Claim but merely that such party has filed a proof of claim against the Debtors.

                  Class 4A:     The Gem Clip Group
                  Class 4B:     Cananwill, Inc.
                  Class 4C:     Roger L. Schofield and Lylan T. Schofield
                  Class 4D:     NEC Financial Services
                  Class 4E:     Apex & Robert E. Lee Moving & Storage Co., Inc.
                  Class 4F:     Security Business Records Management, Inc.
                  Class 4G:     The Message Connection
                  Class 4H:     J.H.M., Inc.

Except to the extent that a Class 4 Claimant may otherwise agree, each holder of an Allowed Secured Class 4 Claim shall be fully satisfied, at the Debtors" option, by one of the following:

                           (1) NOTE OPTION: Each holder of a Class 4 Claim shall retain all Liens securing such Claim until such Claim is fully paid or until such holder otherwise agrees. The terms and provisions relating to such Liens shall be set forth in appropriate documents agreed to between the parties, or, in the event of disagreement, as directed by the Bankruptcy Court. The Debtors shall execute a note payable to the Class 4 Claimant and deliver it to the holder of such Claim, along with an appropriate mortgage and/or security agreement, no later than the tenth (10th) Business Day after the later of the Effective Date or the date that such Claim becomes an Allowed Claim. The initial principal amount of each Class 4 Claim shall be equal to the lesser of (i) the amount which the Bankruptcy Court shall determine is equal to the value of the assets securing such Claim or (ii) the amount of the Class 4

                  Claim. To the extent that any Creditor has a Deficiency Claim in addition to its Class 4 Claim, the Deficiency Claim shall be treated under this Plan as an Unsecured Claim against the Debtors.

                           (2) UNIMPAIRMENT OPTION: At the option of the Debtors, any Class 4 Claim may be deemed unimpaired. If such election is to be made, it must be made on or before the Effective Date. Any arrearage or other amounts owed as of the Effective Date (and any other payments which may at such date be required to make each such Claim unimpaired) shall be paid in cash, in full, on or before the forty-fifth (45th) Business Day after the Effective Date or as shall otherwise be agreed to in writing by the holder of such Claim, and all other defaults with respect to such Claim required to be cured by
                  Section 1124(2) of the Bankruptcy Code shall be cured on or prior to the forty-fifth (45th) Business Day after the Effective Date or as shall otherwise be agreed to in writing by the holder of such Claim, and from and after the date of such cure any previously accelerated indebtedness shall be reinstated and any default rate of interest shall no longer apply, but shall be deemed waived (not forgiven). Each Class 4 Claimant whose Claim is unimpaired pursuant to the terms hereof shall retain such Lien as such Creditor held prior to the Petition Date. After the reinstatement of its Class 4 Claim, each Class 4 Creditor will receive payments in accordance with the instruments governing such Claim or as such Creditor may otherwise in writing agree. Furthermore, after such unimpairment, each Class 4 Creditor will be entitled to exercise all rights, privileges, and remedies available to it under the instruments governing its Class 4 Claim in accordance with the terms for such instruments, without need for any application to or order of the Bankruptcy Court.

                           (3) CASH OPTION: The Debtors may also elect, at any time on or before the Effective Date, to pay a Class 4 Secured Claim in full, in cash, on or promptly after the Effective Date.

                           (4) ABANDONMENT OPTION: The Debtors may also elect, at any time on or before the Effective Date, to fully satisfy a Class 4 Claim by abandoning the collateral securing such Claim to the holder of such Claim.

                           (5) RELEASE OF LIEN: Upon the satisfaction of any note given to any holder of a Class 4 Secured Claim pursuant to any of the methods provided for in this Plan, the holder of such Class 4 Secured Claim shall execute all instruments and documents necessary to release its Lien securing such Claim or note.

         (E) CLASS 5 -- UNSECURED CLAIMS OF LENDERS. Class 5 consists of all Allowed Unsecured Claims of the Lenders against the Debtors. Each Allowed Unsecured Claim in this Class shall be paid in full; shall bear interest from the Effective Date at the Unsecured Claim Interest Rate and shall be paid in six, equal semi-annual installments due on June 30 and December 31, provided however that the holders of the

Class 5 Claims will also receive a Pro Rata Payment on March 31, 2004 and on March 31, 2005. The amount of each Pro Rata Payment received by the holders of the Class 5 Claims shall reduce and be a credit against any mandatory installment payments coming due after receipt of each Pro Rata Payment. The Pro Rata Payments due on March 31, 2004 for the preceding year shall be equal to all of the Excess Cash Flow. Any Pro Rata Payment due on March 31, 2005 shall be equal to two-thirds of the Excess Cash Flow. Additionally, an estimated prepayment of the Pro Rata Payment shall be made on September 30, 2003 and September 30, 2004. The amount of this estimated payment shall be equal to one-half of the amount of anticipated Pro Rata Payment for the fiscal year as determined by the Company in good faith after taking into account all of the Reorganized Debtors' cash on hand and anticipated cash needs during the remainder of the fiscal year. Further, the amounts due the Class 5 Claimants may be prepaid in whole or in part at any time without penalty, provided however that any prepayment must be made on a Pro Rata basis with the Class 8 Claimants, and any partial prepayments made shall reduce and be a credit against any mandatory payments coming due after the time of the prepayment. All payments due to the Class 5 Claimants shall be paid to Bank of Montreal, as Administrative Agent. The Deficiency Claim Payment Credits shall be applied as a credit against any payments due Allowed Claimants under this section until the Deficiency Claim Payment Credits have been reduced to zero.

         The Lenders do not believe that this class is appropriate because the Lenders believe that they are fully secured. In addition, the Lenders believe that the interest rate mentioned in the definition of Unsecured Claim Interest Rate will not provide present value to the Class 5 creditors and this claim should not be separately classified from the other unsecured creditors. The Lenders do not believe that HLHZ has testified that the interest rate mentioned in the definition of Unsecured Claim Interest Rate will provide present value to the Class 5 creditors.

         (F) CLASS 6 -- CLAIM OF THE UNITED STATES DEPARTMENT OF JUSTICE. Various of the Debtors entered into a Settlement Agreement with the Department of Justice in June 2001. There remain approximately $4 million in principal payments, plus interest, owing under the Settlement Agreement. Class 6 consists of all Claims of the United States Department of Justice under the June 2001 Settlement Agreement. The Debtors will on the Effective Date pay any past due payments provided for in the Settlement Agreement, shall after the Effective Date make all such payments due under the Settlement Agreement when and as due, and shall leave unaltered the contractual rights of the United States under the Settlement Agreement.

         (G) CLASS 7 - ADMINISTRATIVE CONVENIENCE. This Class consists of all Allowed Unsecured Claims of $10,000 or less against any of the Debtors and the Allowed Claim of any other Unsecured Claim holder electing treatment as a Class 7 Claimant by reducing its claim to $10,000 and waiving that portion of its Claim in excess of $10,000. EACH HOLDER OF AN ALLOWED CLASS 7 CLAIM WILL BE PAID IN FULL IN CASH ON THE EFFECTIVE DATE OF THE PLAN UP TO A MAXIMUM OF $10,000. Any person or Entity having a Contested Class 7 Claim shall be entitled to payment only after that Claim becomes an Allowed Claim pursuant to a Final Order. ANY HOLDER OF AN ALLOWED UNSECURED CLAIM IN EXCESS OF $10,000 MAY ELECT TO REDUCE ITS CLAIM TO $10,000 AND BE TREATED AS A CLASS 7 CLAIM BY SO INDICATING ON ITS BALLOT.

         (H) CLASS 8 - GENERAL UNSECURED CLAIMS. This Class consists of all Allowed Unsecured Claims against the Debtors, other than those in Classes 5, 6 and 7. A more detailed explanation of payments to Class 8 creditors is contained in the Plan. However, to summarize, the Plan requires six

(6) equal semi-annual installments on June 30th and December 31st of each year, beginning on June 30, 2003. For example, an unsecured claim in the amount of $1,000,000 would receive the six (6) equal semi-annual installments as follows:

         June 30, 2003:                     $166,666.67
         December 31, 2003:                 $166,666.67 + interest due(10)
         June 30, 2004:                     $166,666.67 + interest due
         December 31, 2004:                 $166,666.67 + interest due
         June 30, 2005:                     $166,666.67 + interest due
         December 31, 2005:                 $166,666.67 + interest due

         The Plan also requires the Company to make estimated Pro Rata Payments and Pro Rata Payments on September 30 and March 31 of each year, respectively, beginning on September 30, 2003. These payments are to be based on the Excess Cash Flow of the Company as described in the Plan and, if available to be paid, will reduce and be a credit against any future required semi-annual payments.

         (I) CLASS 9 - RECORD HOLDERS OF INTERESTS IN AHP COMMON STOCK. This Class consists of (i) the Record Holders of Interests in AHP Common Stock and (ii) pursuant to "510(b) of the Bankruptcy Code, holders of Claims arising from rescission of a purchase or sale of a security of any of the Debtors or of any affiliate of any of the Debtors, or Claims for damages allegedly arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under "502 of the Bankruptcy Code on account of such a Claim. The Record Holders of Interests in AHP Common Stock shall retain their Interests.

C.       MEANS FOR IMPLEMATION OF THE PLAN

         An extended discussion of the anticipated future operations of the Company is contained in this Disclosure Statement and financial projections are attached as Exhibit "C." The Company believes that its operations will produce sufficient cash flow to make all payments due to creditors on the Effective Date and under the Plan, except for the final payment due the Class 2 Claimants on the sixth anniversary of the Effective Date of the Plan. By that time, the debt due to the Class 2 Claimants is projected to be dramatically reduced, and the Company believes that it will be able to refinance that debt and/or raise equity to pay this balance on or before its due date.

D.       ACCEPTANCE AND CONFIRMATION OF THE PLAN

         1.       REQUIREMENTS FOR CONFIRMATION

         At the Confirmation Hearing, the Court will determine whether the provisions of section 1129 of the Code have been satisfied. Section 1129(a) of the Bankruptcy Code, as applicable here, contains subparts that provide generally as follows:

---------------
         (10) As used in this example, the term "interest due" refers to the applicable interest required to be paid under the Plan accrued on a straight line basis from the time of the most recent payment to the unsecured creditors.

         1. The Plan must comply with the applicable provisions of the Bankruptcy Code, including section 1123 which specifies the mandatory contents of a plan and section 1122 which requires that Claims and Interests be placed in Classes with "substantially similar" Claims and Interests.

         2. The proponents of the Plan must comply with the applicable provisions of the Code.

         3. The Plan must have been proposed in good faith and not by any means forbidden by law.

         4. Any payment made or to be made by the Company, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, must be disclosed to the Bankruptcy Court and approved or be subject to the approval of the Bankruptcy Court as reasonable.

         5. The Company must disclose the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtor, of an affiliate of the Debtors participating in a plan with the Debtors, or of a successor to the Debtors under the Plan. The appointment to, or continuance in, such office of such individual must be consistent with the interests of the Company"s creditors, equity holders, and with public policy. The proponents must also disclose the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider.

         6. The Plan must meet the "best interest of creditors" test which requires that each holder of a Claim or Interest of a Class of Claims or Interests that is impaired under the Plan either accept the Plan or receive or retain under the Plan on account of such Claim or Interest property of a value as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Company was liquidated on such date under Chapter 7 of the Code. If the holders of a Class of Secured Claims make an election under section 1111(b) of the Code, each holder of a Claim in such electing Class must receive or retain under the Plan on account of its Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of its interest in the Debtors" interest in the property that secures its Claim. To calculate what non-accepting holders would receive if the Company were liquidated under Chapter 7, the Court must determine the dollar amount that would be generated upon disposition of the Company"s assets and reduce such amount by the costs of liquidation. Such costs would include the fees of a Trustee (as well as those of counsel and other professionals) and all expenses of sale.

         7. Each Class of Claims or Interests must either accept the Plan or not be impaired under the Plan. Alternatively, as discussed herein, a Plan may be confirmed over the dissent of a Class of Claims or Interests if the "cramdown" requirements of section 1129(b) of the Bankruptcy Code are met.

         8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that holders of Administrative Claims and Priority Claims (other than tax claims) will be paid in full in cash on the Effective Date of the Plan, and that holders of priority tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such tax, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

         9. At least one impaired Class must accept the Plan, determined without including the acceptance of the Plan by any insider holding a Claim of such Class.

         10. The Plan must be "feasible." In other words, it can not be likely that confirmation of the Plan will be followed by the liquidation, or the need for further financial reorganization, of the Company or any successor to the Company under the Plan, unless such liquidation is proposed in the Plan. While the Company's liabilities upon confirmation will exceed its going concern value, the Company believes that its projections are reasonable and achievable, and that cash flows from future operations will be more than sufficient to fund the payments to creditors contemplated by the Plan.

         The Lenders believe that the projections of the Debtors are highly questionable since they project rates of growth far in excess of those historically produced by the Debtors under the direction of the Current Management Team.

         11. All fees required to be paid under the Code have been paid or the Plan provides for such payment on its Effective Date.

         12. The Plan must provide for the continuation after the Effective Date of the payment of all Retiree Benefits at the level established prior to Confirmation, pursuant to the provisions of "1114 of the Code).

         2.       THE PLAN MEETS ALL OF THE REQUIREMENTS FOR CONFIRMATION

         The Company believes that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code and therefore should be confirmed. More specifically:

         - The Plan complies with all of the applicable provisions of the Bankruptcy Code;

         - Each of the Debtors have complied with the Bankruptcy Code and have proposed the Plan in good faith;

         - All disclosure requirements concerning (a) payments made or to be made for services rendered in connection with the Chapter 11 Case or the Plan and (b) the identity and affiliations of individuals who will serve the Reorganized Debtor after confirmation have been, or will be met prior to or at the Confirmation Hearing; and

         - "Administrative Claims, Priority Claims, and fees required to be paid under the Bankruptcy Code are appropriately treated under the Plan.

                  The Lenders do not believe that the Plan meets all of the requirements for confirmation.

                         ARTICLE X. CERTAIN RISK FACTORS

A.       FACTORS RELATING TO CHAPTER 11 AND THE PLAN

         The following is intended as a summary of certain risks associated with the Plan, but is not exhaustive and must be supplemented by the analysis and evaluation of the Plan and this Disclosure Statement made by each Claimant as a whole in consultation with such Claimant"s own advisors.

         1.       INSUFFICIENT ACCEPTANCES

         The Plan may not be confirmed without sufficient accepting votes. Each impaired Class of Claims and Interests receiving a distribution under the Plan is given the opportunity to vote to accept or reject the Plan. The Plan will be accepted by a Class of impaired Claims if the Plan is accepted by Claimants in such Class actually voting on the Plan who hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the total Allowed Claims of such Class that actually vote. The Plan will be accepted by a Class of impaired Interests if it is accepted by holders of Interests in such Class actually voting on the Plan who hold at least two-thirds (2/3) in amount of the total Allowed Interests of the Class that actually vote. Only those members of a Class who vote to accept or reject the Plan will be counted for voting purposes.

         If any impaired Class of Claims under the Plan fails to provide acceptance levels sufficient to meet the minimum Class vote requirements but at least one impaired Class of Claims accepts the Plan, then, subject to the provisions of the Plan, the Company intends to request confirmation of the Plan under ss. 1129(b) of the Bankruptcy Code.

         2.       BUSINESS RISKS

         As with any business venture, risks are an inherent part of the process and success can not be guaranteed. The Plan contains projections that are estimations of future revenues and expenses that may not be realized. All risk factors cannot be anticipated, some events develop in ways that were not foreseen and many or all of the assumptions that have been used in connection with this Disclosure Statement and the Plan will not transpire exactly as assumed. Some or all of such variations may be material. While significant efforts have been made to be reasonable in this regard, there can be no assurance that subsequent events will bear out the analysis set forth herein. This Disclosure Statement contains a discussion of the market in which American HomePatient"s business operates and a discussion of recent changes therein. While the Company believes it has taken all prudent measures to address the future needs of this changing market, no assurance of future success can be made.

         The Lenders believe that the government, and other payors, have historically changed the rules of reimbursement radically, and without adequate warning and that the projections of the Debtors assume rates of growth far in excess of those which have been historically generated by the Debtors. The Lenders believe that the Plan is high risk and that it is likely that the Debtors will not be able to meet their obligations pursuant to the Plan.

         3.       SUBSTANTIAL LEVERAGE

         The Company maintains a significant amount of debt under the Current Credit Facility. Pre-petition principal indebtedness under the Current Credit Facility as of the Petition Date was approximately $275.4 million. The Lenders claim additional interest, fees, costs and other charges which increase the amount claimed by the Lenders to approximately $280 million plus possible additional post petition interest, fees, costs and other charges. Pursuant to the Plan, on the Effective Date, the Company will execute a promissory note in a principal amount equal to the Lenders" Collateral Value, which will likely be in the approximate amount of $250,000,000. The note shall bear interest from the Effective Date at the Secured Claim Interest Rate; shall provide for monthly payments of interest in arrears; and shall be due and payable in full on the sixth anniversary of the Effective Date. Principal payments on the note will be made as follows: (i) beginning in fiscal year 2004, principal payments equal to one-third of the Excess Cash Flow during that fiscal year; and (ii) after the Class 5 and Class 8 Claimants are paid in full, payments equal to all of the Excess Cash Flow during each fiscal year. The Company believes that its projections are reasonable and that cash flows from operations will be sufficient to make the payments required to the Lenders on the note. However, as discussed above in the discussion of Business Risks, there can be no assurance that subsequent events will transpire in the way the Company has predicted and there can be no assurance that the Company will be able to pay the note to the Lenders in full when it comes due or be able to obtain refinancing at that time.

         As security for payment of the note, the Lenders shall retain all liens held as of the Petition Date, without the need for the execution of any new financing statements or security agreements. Therefore, the rights and remedies available to the Lenders upon a default by the Company under the Current Credit Facility are not anticipated to change. If, on the sixth anniversary of the Effective Date, the debt to the Lenders is not refinanced or the Company is not able to obtain replacement financing or if an event of default occurs, the Lenders will have the right to exercise all remedies available to them, including but not limited to accelerating all indebtedness, substantially increasing the interest rate for such indebtedness, offsetting amounts in most of the Company"s bank accounts, and selling all assets of the Company to repay such indebtedness. The maturity of amounts due to the Lenders, without renewal or refinancing, likely would have a material adverse effect on the Company"s liquidity, business, financial condition and results of operations. In that event, the degree to which the Company is leveraged likely will impair the Company"s ability to finance, through its own cash flow or from additional financing, its future operations or pursue its business strategy.

         The Lenders maintain that the Debtors will be insolvent and have leverage of approximately 6.5 times EBITDA which is almost twice the industry average of 3.4 time EBITDA. The Lenders believe that this level of debt will make it very difficult for the Debtors to meet their obligations. The Lenders further believe that as a result of the insolvency of the Debtors pursuant to the Plan and the fact that the debt to EBITDA ratio (leverage) of the Debtors will be approximately twice that of their competitors, the Debtors will not be able to effectively compete in the marketplace and will not be able to pay the note to the Class 2 claimants when it is due. The Lenders believe that the leverage of the Debtors will be approximately 6.5 time trailing EBITDA while the average for their competitors is approximately 3.4 times trailing EBITDA. The Lenders believe that a feasible plan of reorganization for the Debtors can be accomplished by converting a substantial portion of debt to equity.

B.       LENDERS' CONTENTIONS AND DEBTORS' RESPONSE

         At the hearing on January 8, 2003, regarding the approval of this Disclosure Statement, the Bankruptcy Court ordered that the Lenders should be allowed to insert a section into the Disclosure Statement that summarizes their objections to the Plan. The following are the Lenders' contentions and the Debtors' response to those contentions.

         1.       LENDERS' CONTENTIONS

         The Plan does not solve the financial problems of the Debtors. After confirmation, the Debtors will remain insolvent with leverage twice that of their competitors.(11) After incurring restructuring costs of over $7 million, the Debtors will not have significantly reduced their liabilities. The projections of the Debtors assume growth rates far in excess of the rates previously achieved by the Debtors. Under the Current Management Team, the Debtors have consistently UNDER PERFORMED financially compared to their principal competitors. Mr. Furlong, the CEO of the Debtors, commutes from California and has refused to move to the headquarters of the Debtors in Tennessee.

         The Debtors are in a volatile business that is subject to government reimbursement policies and, ultimately, the whims of politicians. It is anticipated that the government will reduce reimbursement rates in the future. In order to compete in the marketplace and not end up back in this Court for a second Chapter 11 case, the Debtors must emerge from this case with a strong and competitive balance sheet. In order to do so, the Debtors need to convert a significant amount of existing liabilities into equity. The Plan does not resolve these problems. The Plan does not eliminate any material amount of debt. In fact, according to the Plan, the Debtors appear to be in no better financial condition upon confirmation of the Plan than when the case was filed.

         The Lenders do not want to liquidate the Debtors, particularly in a piecemeal fashion, and believe that the Debtors can be successfully reorganized in this Chapter 11 case. The Lenders have already agreed not to propose or support a plan that did not provide for a substantial ($18 million) recovery for unsecured creditors(12).

         The Lenders have suggested a legitimate restructuring of the Debtors that converts debt into equity, pays the unsecured creditors substantially in full, and provides a sound balance sheet for the Debtors. The Lenders' proposal will cut the Company's debt in half, will allow the Company to compete in the marketplace and reduce the possibility that the Company will soon

---------------

         (11) The debt to EBITDA ratio will be approximately 6.5 trailing EBITDA for the Debtors compared to an industry average of 3.4 times trailing EBITDA

         (12) $18-21 million is approximately the anticipated range of amount of valid general unsecured claims.

end up in another Chapter 11. The Plan proposed by the Current Management Team leaves the Debtors insolvent, vulnerable to further cuts in reimbursement rates and does not solve the financial problems of the Debtors.

         2.       DEBTORS' RESPONSE TO THE LENDERS' CONTENTIONS

         The Plan is a comprehensive proposal by the Debtors and the Committee that provides for the Debtors' business to continue, for all Allowed Claims to be paid in full, and for interest holders to retain their ownership interest in the company. The Debtors believe that the Plan as proposed is achievable and in the best interests of all creditors of the estate.

         It is important to understand that the Lenders want to obtain control of the Company. As this bankruptcy case progresses, the Lenders have made this desire increasingly clear. For example, when the Lenders filed their objection to this Disclosure Statement on December 16, 2002, they attached a draft alternative plan of reorganization that would award them 100% of the stock of the Company. More recently, the Lenders have filed a Motion to Determine Interest of Shareholders in which they seek to extinguish the rights of the present shareholders. So, all of the Lenders' objections to the Company's Plan must be considered in the context of their stated intention to oust current management and shareholders to gain control of the Company.

         Even setting aside questions about the Lenders' motivations, there is nothing new in the substance of their comments above. All of the issues raised by the Lenders are discussed extensively in this Disclosure Statement and all concerns are addressed by the Debtors. For example, the Lenders are concerned about leverage, the Company's management, the Company's financial projections and industry volatility. These topics have been adequately considered by the Company and are addressed at Sections X(A)(3), III(C), VIII(B) and (C), III(K) of this Disclosure Statement, respectively.

         In summary, the Company believes that confirmation and implementation of its Plan is preferable to any possible alternative because it should provide greater recoveries than those proposed by the Lenders. In addition, following the Lenders' suggestions would involve delay, uncertainty, and substantial additional administrative costs and might not result in the payment in full of all creditors. By contrast, the Debtors' Plan provides for all creditors to be paid in full, for current equity holders to retain their interests, and reorganizes the Company to allow for the continuation of business as usual.

                      ARTICLE XI. ALTERNATIVES TO THE PLAN

         The Company believes that the Plan affords creditors the potential for the greatest realization from the Company"s assets, and, therefore, is in the best interests of creditors. The Company does not believe that any alternative Chapter 11 plan or a liquidation in the context of a Chapter 7 case would afford the holders of Claims a return as great as may be achieved under the Plan.

A.       ANALYSIS OF LIQUIDATION UNDER CHAPTER 7

         An alternative to the confirmation of the Plan would be conversion of these Cases to liquidation proceedings under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee would be appointed to administer the Estates, to resolve pending controversies including Contested Claims against the Company and Claims of the Estates against other parties, and to make distribution to Creditors. If the Bankruptcy Cases were converted to cases under Chapter 7, significant additional Administrative Expenses would be incurred, any distributions to holders of Claims would be substantially delayed and, in all likelihood, reduced as compared to the anticipated results of confirmation of the Plan. A Chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in " 326 of the Bankruptcy Code. A Chapter 7 trustee might also seek to retain new professionals, including attorneys and accountants, in order to resolve any Contested Claims and possibly to pursue claims of the Estates against other parties.

         There is a strong probability that such Chapter 7 trustee would not possess any particular knowledge of the property owned by the Company. The trustee and any such new professionals retained by the trustee would need to expend time familiarizing themselves with the Bankruptcy Cases, which could result in duplication of effort, increased expense, and delay in payment to Creditors. Under the Bankruptcy Rules, a new bar date for the filing of proofs of claim would have to be set, and additional Claims against the Estates that might now be time-barred (because they were not filed before the applicable bar dates set in the Cases) could be asserted.

         In order to determine whether or not the Plan complies with the "best interest of creditors" test of " 1129(a)(7) of the Code, it is necessary to do an analysis of the liquidation of the Company"s assets in a Chapter 7. Due to the numerous uncertainties and time delays associated with liquidation under Chapter 7 of the Bankruptcy Code, it is not possible to predict with certainty the outcome of any Chapter 7 liquidation of the Company or the timing of any distributions to Creditors. However, American HomePatient has concluded that a complete liquidation of the Company under Chapter 7 of the Bankruptcy Code would result in a distribution to Unsecured Creditors of no more than $18 million.

         The Lenders assert a lien on substantially all of the estates" assets, and the Lenders" claim is an amount far in excess of the value of these assets. For this reason, the Company believes that in the event of a Chapter 7 liquidation of the Company, all proceeds available for distribution to creditors would be paid to the Lenders except the $18 million the Lenders agreed as a part of the Agreed Cash Collateral Order would be paid to unsecured creditors, and that the proceeds paid would be less than the amount of the Lenders" secured claim in these cases. Additionally, conversion to Chapter 7 would result in the discontinuation of the Company"s business operations and destroy the "going concern" value of the present business assets. In summary, the appointment of a Chapter 7 trustee would in all likelihood result in a reduced recovery for the unsecured creditors and a substantially reduced recovery for the Lenders. Thus, the Company believes that the Plan affords creditors the potential for the greatest realization from the Company"s assets, and, therefore, is in the best interests of creditors.

         The Lenders believe that a trustee in a Chapter 7 case would sell the businesses of the

Debtors, or the stock of the subsidiary Debtors, as going concerns, free of all liabilities, and that the proceeds of such a sale would provide a return to the creditors of a present value in excess of the present value of the consideration provided to creditors under the Plan.

B.       ALTERNATIVES UNDER CHAPTER 11

         After the expiration or termination of the Debtors" exclusivity period for filing a plan, other parties-in-interest could attempt to formulate different plans. Such plans might involve a sale of the Company"s business or a conversion of debt to equity. Any such plan might or might not provide for the continuation of some or all of the Company"s business.

         The Company believes that the sale of the Company"s business as a going concern which might be proposed under some other Chapter 11 plan would result in less recovery for unsecured creditors. The Company"s financial advisors, HLHZ, have utilized several generally accepted approaches to obtain a selected enterprise value of the Company. These approaches included the market comparison approach, the comparable transaction approach and the discounted cash flow approach. After completing its analysis, HLHZ determined that the selected enterprise value of the Company was $250,000,000 to $275,000,000. For purposes of the Plan, that value is $250,000,000, subject to contrary determination by the Court. It should be noted, however, that the Lenders" asserted secured claims exceed the market value identified by HLHZ by as much as in excess of $25 million. This selected enterprise value further assigns a $20,000,000 present value to the Company"s NOL"s. This tax treatment is, however, unavailable to any entity other than the Company. Should there be a change of control due to a going concern sale of the Company, the value of the NOL"s would be lost. Although the Lenders have agreed that they will not propose a plan that pays the unsecured creditors less than $18,000,000 over three (3) years. The Company believes that even a payment of $18,000,000 is substantially less than the proposed payment to unsecureds under the Plan.

         The Lenders maintain that Enterprise value is not the same as the value of the assets of the Debtors, which is significantly greater than the enterprise value of the Debtors. The Lenders believe that value of the Debtors will be maximized by converting a substantial amount of debt into equity. The Lenders believe that conversion of debt to equity will deleverage the Company and allow it to compete successfully in the marketplace. The Lenders believe that a Chapter 11 case should not result in an insolvent , highly leveraged company and that these Debtors should be reorganized in a fashion that will provide a reasonable level of leverage and solvent Debtors after the confirmation. The Lenders believe that NOLs cannot be used unless there are profits to offset against the NOLs and the Lenders believe that unless the Debtors reduce debt that there will be little, if any, profit to offset against NOLs. The Lenders believe that alternative strategies are available to reduce risk, maximize value and utilize the NOLs.

         THE COMPANY BELIEVES THAT CONFIRMATION AND IMPLEMENTATION OF THE PLAN IS PREFERABLE TO ANY POSSIBLE ALTERNATIVE BECAUSE IT SHOULD PROVIDE GREATER RECOVERIES THAN THOSE AVAILABLE IN LIQUIDATION TO THE HOLDERS OF UNSECURED CLAIMS WHO WOULD LIKELY RECEIVE LESS IN AN IMMEDIATE LIQUIDATION. IN ADDITION, OTHER ALTERNATIVES WOULD INVOLVE DELAY, UNCERTAINTY, AND SUBSTANTIAL ADMINISTRATIVE COSTS AND PROBABLY WOULD NOT RESULT IN THE PAYMENT IN FULL OF ALL CREDITORS.

         THE LENDERS BELIEVE THAT THE DEBTORS SHOULD BE DELEVERAGED AND THAT A SIGNIFICANT AMOUNT OF DEBT SHOULD BE CONVERTED TO EQUITY.

                         ARTICLE XII. VOTING PROCEDURES

         ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DETERMINED, PURSUANT TO THE BANKRUPTCY CODE, BASED UPON THE ALLOWED CLAIMS AND ALLOWED INTERESTS THAT ACTUALLY VOTE ON THE PLAN. THEREFORE, IT IS IMPORTANT THAT CLAIMANTS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN.

A.       CLASSES ENTITLED TO VOTE ON THE PLAN

         All members of Impaired Classes who hold Allowed Claims are entitled to vote to accept or reject the Plan. Section 1124 of the Bankruptcy Code generally provides that a class of claims or interests is considered to be Impaired under a plan unless the plan does not alter the legal, equitable and contractual rights of the holders of such claims or interest. For purposes of Plan solicitation, Classes 1 through 5 and 7 and 8 are Impaired and are, therefore, entitled to cast ballots and vote on the Plan. Classes 6 and 9 are not Impaired and are, therefore, not entitled to cast ballots or vote on the Plan.

B.       PERSONS ENTITLED TO VOTE ON THE PLAN

         Any holder of an Impaired or deemed Impaired Claim which is an Allowed Claim against the Debtors on January 8, 2003, the Voting Record Date established by the Bankruptcy Court, is entitled to vote to accept or reject the Plan, unless such Class has been deemed to reject the Plan.

         For purposes of the Plan, an Allowed Claim is a Claim against any of the Debtors which (a) has been scheduled by the Company pursuant to the Code as undisputed, noncontingent, and liquidated and as to which no objection has been filed within the time allowed for the filing of objections, (b) as to which a timely proof of claim or application for payment has been filed and as to which no objection has been filed within the time allowed for filing of objections,
(c) has been Allowed by Final Order, or (d) has been Allowed under the Plan. Therefore, although the holders of Disputed Claims will receive ballots, these votes will not be counted unless such Claims become Allowed Claims as provided under the Plan or are temporarily allowed for voting purposes by the Court.

         THE CLAIMS IN CLASSES 1 THROUGH 5 AND 7 AND 8 ARE IMPAIRED UNDER THE PLAN AND ARE ENTITLED TO VOTE WITH RESPECT TO ACCEPTANCE OR REJECTION OF THE PLAN.

C.       VOTE REQUIRED FOR CLASS ACCEPTANCE

         During the Confirmation Hearing, the Bankruptcy Court will determine whether the Classes voting on the Plan have accepted the Plan by determining whether sufficient acceptances have been received from the holders of Allowed Claims actually voting in such Classes. A Class of Claims will be determined to have accepted the Plan if the holders of Allowed Claims in the Class casting votes in favor of the Plan (i) hold at least two-thirds of the total amount of the Allowed Claims of the holders in such Class who actually vote and (ii) constitute more than one-half in number of holders of the Allowed Claims in such Class who actually vote on the Plan. A Class of Interests will be determined to have accepted the Plan if the holders of such Interests casting votes in favor of the Plan hold at least two-thirds of the amount of the Interests of such Class as to which votes are cast.

         As a condition to Confirmation, the Bankruptcy Code requires that each impaired Class of Claims or Interests accept the Plan, subject to the exception of " 1129(b) described herein. At least one impaired Class of Claims must accept the Plan.

         The Lenders believe that creditors of each Debtor are entitled to vote separately with respect to the Plan and that creditors of each of the subsidiary Debtors must be separately classified. The Lenders believe that they should be allowed to vote as creditors of each of the individual Debtors separately, which is not provided for in the Plan and that the interest rate mentioned in the definition of Secured Claim Interest Rate in the Plan is not sufficient to provide present value to the secured claim of the Lenders. The Lenders believe that HLHZ testified that a rate of approximately 12.6% per annum would be required to provide $250 million of capital to a company like the Company.

D.       VOTING INSTRUCTIONS

         1.       BALLOTS AND VOTING

         Holders of Allowed Claims entitled to vote on the Plan have been sent a Ballot, together with instructions for voting, with this Disclosure Statement. Claimants should read the Ballot carefully and follow the instructions contained therein. In voting for or against the Plan, please use only the Ballot(s) that accompanies this Disclosure Statement.

         If you have Claims in more than one Class, you may receive multiple Ballots. IF YOU RECEIVE MORE THAN ONE BALLOT, YOU SHOULD ASSUME THAT EACH BALLOT IS FOR A SEPARATE CLAIM OR INTEREST AND SHOULD COMPLETE AND RETURN EACH BALLOT. Alternatively, if you believe that you hold Claims in more than one Class but do not receive multiple ballots, you may make as many copies of the Ballot as necessary to vote your Claims.

         IF YOU ARE A MEMBER OF A CLASS ENTITLED TO VOTE ON THE PLAN AND DID NOT RECEIVE A BALLOT FOR SUCH CLASS, OR IF YOUR BALLOT IS DAMAGED OR LOST, OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU SHOULD CONTACT COUNSEL FOR THE DEBTORS:

                                 Frank J. Wright
                                 C. Ashley Ellis
                            HANCE SCARBOROUGH WRIGHT
                            GINSBERG & BRUSILOW, LLP
                               600 Signature Place
                               14755 Preston Road
                                Dallas, TX 75254
                                 (972) 788-1600
                              (972) 702-0662 (fax)

         2.       RETURNING BALLOTS AND VOTING DEADLINE

         You should complete and sign each Ballot that you receive and return it in the pre-addressed envelope enclosed with each Ballot to the Tabulation Agent, Wachovia Information Consulting Group, by the Voting Deadline (as hereinafter defined). All Ballots will be tabulated and the tabulation of voting presented to the Bankruptcy Court at the Confirmation Hearing.

         THE VOTING DEADLINE IS 4:00 P.M., CENTRAL STANDARD TIME, ON APRIL 11, 2003. IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY THE TABULATION AGENT ON OR BEFORE 4:00 P.M., CENTRAL STANDARD TIME, ON THE VOTING DEADLINE AT THE ADDRESS SET FORTH IN THE BALLOT INSTRUCTIONS WHICH ACCOMPANY THE ENCLOSED BALLOT. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT, BALLOTS RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE ACCEPTED OR USED IN CONNECTION WITH THE COMPANY"S REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.

         3.       INCOMPLETE OR IRREGULAR BALLOTS

         Ballots which fail to designate the Class to which they apply shall be counted in the appropriate Class as determined by the Company, subject only to contrary determinations by the Bankruptcy Court.

         BALLOTS THAT ARE SIGNED AND RETURNED, BUT DO NOT INDICATE A VOTE EITHER FOR ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE COUNTED AS BALLOTS FOR THE ACCEPTANCE OF THE PLAN IF PERMITTED BY THE BANKRUPTCY COURT.

         4.       CHANGING VOTES

         Bankruptcy Rule 3018(a) permits a Claimant, for cause, to move the Bankruptcy Court to permit such claimant to change or withdraw its acceptance or rejection of a plan of reorganization.

E.       CONTESTED AND UNLIQUIDATED CLAIMS

         Contested Claims are not entitled to vote to accept or reject the Plan. If you are the holder of a Contested Claim, you may ask the Bankruptcy Court to temporarily Allow your Claim for the purpose of voting pursuant to Bankruptcy Rule 3018.

F.       POSSIBLE RECLASSIFICATION OF CREDITORS AND INTEREST HOLDERS

         The Debtors are required pursuant to ss. 1122 of the Bankruptcy Code to place Claims and Interests into Classes that contain substantially similar Claims or Interests. While the Company believes they have classified all Claims and Interests in compliance with ss. 1122, it is possible that a Claimant or Interest holder may challenge the classification of its Claim or Interest. If the Company is required to reclassify any Claims or Interests of any Claimants or Interest holders under the Plan, the Company, to the extent permitted by the Bankruptcy Court, intends to continue to use the acceptances received from such Claimants or Interest holders pursuant to the solicitation of acceptances using this Disclosure Statement for the purpose of obtaining the approval of the Class or Classes of which such Claimants or Interest holders are ultimately deemed to be a member. Any reclassification of Claimants or Interest holders should affect the Class in which such Claimants or Interest holders were initially a member, or any other Class under the Plan, by changing the composition of such Class and the required vote thereof for approval of the Plan.

                     ARTICLE XIII. APPLICATION OFSS.1129(B)

A.       REQUEST FOR RELIEF UNDER SS. 1129(B)

         In the event any Impaired Class of Claims fails to accept the Plan in accordance with ss. 1129(a) of the Bankruptcy Code, the Company shall request the Bankruptcy Court to confirm the Plan in accordance with the provisions of ss. 1129(b) of the Bankruptcy Code.

         The Court may confirm a plan, even if it is not accepted by all impaired Classes, if the Plan has been accepted by at least one impaired Class of Claims and the Plan meets the "cramdown" provisions set forth in ss. 1129(b) of the Code. The "cramdown" provisions require that the Court find that a plan "does not discriminate unfairly" and is "fair and equitable" with respect to each non-accepting impaired Class. In the event that all impaired Classes do not vote to accept the Plan, the Company will request that the Bankruptcy Court nonetheless confirm the Plan pursuant to the provisions of ss. 1129(b) of the Code.

         The Court may find that the Plan is "fair and equitable" with respect to a Class of non-accepting impaired Interests only if (a) the holder of an Interest will receive or retain under the Plan property of a value as of the Plan"s Effective Date equal to the greatest of any fixed liquidation preference or redemption price or the value of such Interest or (b) the holder of any Interest that is junior to such Interest will not receive or retain any property under the Plan.

         The Court may find that the Plan is "fair and equitable" with respect to a Class of non-accepting impaired Unsecured Claims only if (a) each impaired unsecured Creditor receives or retains under the Plan property of a value as of the Effective Date of such Plan equal to the amount of its Allowed Claim, or (b) the holder of any Claim or Interest that is junior to the Claims of the dissenting Class will not receive or retain any property under the Plan.

         The Court may find that the Plan is "fair and equitable" with respect to a Class of non-accepting Secured Claims, only if, under the Plan, (a) the holder of each Secured Claim in such Class retains such holder"s lien and receives deferred cash payments totaling at least the Allowed amount of such Secured Claim and having a value, as of the Effective Date of the Plan, equal to or in excess of the value of such holder"s interest in the estate"s interest in the collateral for the Secured Claim, (b) the collateral for such Secured Claim is sold, the lien securing such Claims attached to the proceeds, and such liens on proceeds are afforded the treatment described under clause (a) or (c) of this sentence, or (c) the holders of such Secured Claims realize the "indubitable equivalent" of their claims.

         If all of the provisions of ss. 1129 are met, the Court may enter an order confirming the Plan.

B.       THE PLAN IS CONFIRMABLE UNDER SS. 1129(B) OF THE BANKRUPTCY CODE

         The Company believes the Plan is confirmable under ss. 1129(b) of the Bankruptcy Code because the Plan meets the "best interest of creditors" test and is "feasible." In addition, if any Class of Claims rejects the Plan, the Plan can nevertheless be confirmed because it meets the "cramdown" standard with respect to each Class.

         The Lenders do not believe that the Plan is confirmable under ss. 1129(b).

         1.       THE PLAN MEETS THE "BEST INTEREST OF CREDITORS" TEST

         The "best interest of creditors" test requires that the Court find that the Plan provides to each non-accepting holder of a Claim or Interest treated under the Plan a recovery which has a present value at least equal to the present value of the distribution that such person would receive from the debtor if the debtor were liquidated under Chapter 7 of the Code. An analysis of the likely recoveries and affect on Creditors in the event of liquidation under Chapter 7 of the Code is contained herein.

         2.       THE PLAN IS FEASIBLE

         The Code requires that, as a condition to Confirmation of a plan, the Court find that Confirmation is not likely to be followed by a liquidation or a need for further financial reorganization except as proposed in that plan. Since the Current Executive Team took over, the Company has proven its ability to generate significant cash flow for the payment of debt. Once the Plan is in effect, the Reorganized Debtors will have a stable capital structure and be free to focus even more on the growth and development of the Company"s business. The combination of these elements and the reorganization contemplated in the Plan amply meets the feasibility requirements of the Bankruptcy Code. An extended discussion of the future operations of the Reorganized Debtors is contained in this Disclosure Statement.

         The Lenders believe that the high leverage of the Reorganized Debtors and the fact that the Reorganized Debtors will be insolvent, combined with the assumptions of growth far in excess of historical rates and the governmental and competitive risks faced by the Reorganized Debtors render the Plan not feasible. In addition, the Lenders do not believe that substantive consolidation can be accomplished and that even if substantive consolidation is determined to be appropriate, the collateral of the Lenders cannot be diverted to pay the pre petition creditors of the Debtors.

         3. THE PLAN MEETS THE CRAMDOWN STANDARD WITH RESPECT TO ANY IMPAIRED CLASS OF CLAIMS REJECTING THE PLAN

         In the event any impaired Class of Claims rejects the Plan, the Plan can nevertheless be confirmed. The Plan satisfies the provisions for cramdown under ss. 1129(b)(2) of the Code. Secured Creditors are either retaining their liens and receiving the value of their interest in the Debtors" property in deferred cash payments totaling the allowed amount of their Claims, or receiving the indubitable equivalent of their Claims. Unsecured creditors are receiving on account of their claims property of a value equal to the allowed amount of their claims. Interest Holders are retaining their interests. In the event an impaired Class rejects the Plan, the Plan shall be deemed a motion for cramdown of such Class under ss. 1129(b)(2) of the Code.

         The Lenders do not believe that either the secured or unsecured creditors are receiving present value equal to their claims and that the Plan does not meet the requirements of ss. 1129 (b).

                     ARTICLE XIV. CERTAIN FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN

         If the terms of a debt instrument are significantly modified, for federal tax purposes, an exchange of the existing debt for the modified debt is deemed to have occurred. In such a deemed exchange, the debtor is deemed to have satisfied the existing debt with an amount of money equal to the issue price of the modified debt. In certain circumstances, the issue price of the modified debt may be reduced below the stated principal amount for federal tax purposes. This can cause the debtor to realize discharge of indebtedness income. It is not anticipated that the transaction discussed herein will result in any discharge of indebtedness income to the Company.

         THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING OR CONSULTATION WITH A TAX ADVISOR. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                    ARTICLE XV. RECOMMENDATION OF THE COMPANY

         The Company believes that the Plan is in the best interests of the Company"s Creditors. Accordingly, the Company unanimously recommends that you vote for acceptance of the Plan and hereby solicit your acceptance of the Plan.


                  DATED: FEBRUARY ___, 2003.

AMERICAN HOMEPATIENT, INC., ON ITS BEHALF AND
ON BEHALF OF ALL THE JOINTLY ADMINISTERED DEBTORS



By:      Joseph F. Furlong, III
         Chief Executive Officer

HANCE SCARBOROUGH WRIGHT
  GINSBERG & BRUSILOW, LLP



By:      ___________________________________
         Frank J. Wright
         C. Ashley Ellis

         600 Signature Place
         14755 Preston Road
         Dallas, TX  75254
         (972) 788-1600
         (972) 702-0662 (fax)

ATTORNEYS FOR THE DEBTORS


MENDES & GONZALES, PLLC



By:      ___________________________________
         Robert J. Mendes
         Robert J. Gonzales

         120 30th Avenue North, Suite 1000
         Nashville, TN 37203
         (615) 846-8000
         (615) 846-9000 (fax)

LOCAL COUNSEL FOR THE DEBTORS